As filed with the U.S. Securities and Exchange Commission on February 18, 2025.

 Registration No. 333-275154

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Amendment #6

FIGURE CERTIFICATE COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation or organization)

6726

(Primary Standard Industrial Classification Code Number)

92-3576834

(I.R.S. Employer Identification Number)

(Primary Code Number)

650 California Street, Suite 2700

San Francisco, CA 94108

(628) 236-5820

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Michael S. Cagney

Chief Executive Officer

Figure Certificate Company

650 California Street, Suite 2700

San Francisco, CA 94108

(628) 236-5820

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan I. Gault-Brown

Allen Overy Shearman Sterling US LLP

1101 New York Ave NW

Washington, DC 20005

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED AS OF FEBRUARY 18, 2025

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Figure Transferable Certificates	$0.01 per certificate
Figure Installment Certificates	$0.01 per certificate

There is no minimum initial purchase amount for the Figure Transferable Certificates. The minimum initial purchase of the Figure Installment Certificates is $1000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The issuer of the Certificates, Figure Certificate Company, is not a bank, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. The Certificates are not an insurance company product, an equity investment, or an investment in a money market mutual fund.

Figure Certificates (as defined below) are unsecured and solely backed by the assets of Figure Certificate Company. See “Risk Factors” on page 8 for additional information on the risks associated with investing in Figure Certificates.

Figure Certificates will not be listed for trading on any national securities exchange, but Figure Transferable Certificates may be available for trading on a registered alternative trading system (“ATS”). Other than Figure Transferable Certificates that trade on an ATS, Figure Certificate Company does not expect a public trading market for Figure Certificates to develop. Accordingly, a non-ATS public market for Figure Installment Certificates may never be available to investors, and a non-ATS public market for Figure Transferable Certificates may never be available to investors. If we were to pursue a non-ATS public trading market for the Figure Transferable Certificates under the federal securities laws, its availability would be subject to then-existing regulations and regulatory interpretations. The Figure Transferable Certificates will be available for peer-to-peer transactions, and through transactions on the ATS, on the Provenance Blockchain. There may be a limited number of counterparties for ATS or peer-to-peer transactions. Additionally, peer-to-peer transactions on the blockchain do not constitute a public trading market. See “Risk Factors—Certificate Liquidity Risk” in the Prospectus.

Issuer: Figure Certificate Company, 650 California Street, Suite 2700, San Francisco, CA 94108.

Telephone number of principal executive office: 628-236-5820.

READ AND KEEP THIS PROSPECTUS

This prospectus section describes terms and conditions of your Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to vary the terms and conditions of the Certificate from those described in the prospectus, or to bind Figure Certificate Company by any statement not in it.

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SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED AS OF FEBRUARY 18, 2025

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Summary

This summary only highlights the more detailed information appearing elsewhere in this Prospectus. You should read this entire Prospectus carefully, including the information under the section of this Prospectus entitled “Risk Factors” before investing.

FIGURE CERTIFICATE COMPANY

Figure Certificate Company (“FCC”) is a face-amount certificate company registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“Investment Company Act”). FCC issues Figure Certificates, including Figure Transferable Certificates and Figure Installment Certificates (together, the “Figure Certificates” or “Certificates”). Figure Certificates are interest-bearing debt securities. When you buy a Certificate, you are buying an obligation of FCC, which are unsecured and solely backed by its assets, to pay you the amount of your principal investment (known as the “face- amount”), plus accrued interest (minus any applicable expenses or fees) when you transfer (if applicable) or surrender your Certificate or when your Certificate matures.

The Certificates carry no voting rights and are not entitled to participate in any dividends that may be declared by FCC’s Board of Directors. The Certificates are not secured by any particular asset of FCC; however, as required by the Investment Company Act, FCC maintains capital and reserves with its custodian to support its obligations under the Certificates. See “Reserves.”

OVERVIEW OF FIGURE CERTIFICATES

Figure Transferable Certificates

∙     Issued as digital representations of FCC’s face-amount certificates that can be transferred through peer-to-peer transactions and through transactions on a registered alternative trading system (“ATS”).

∙     Issued, surrendered, and/or transferred using blockchain technology. See “The Certificates are Digital Representations of FCC’s Face-Amount Certificates” and “Digital Asset Risks” sections for more information.

∙     Issued daily at a price of $0.01/certificate.

∙     Interest rate applicable to all Certificates is the overnight Secured Overnight Financing Rate (“SOFR”) less 50 basis points, with a minimum rate of 0.00%.

∙     Simple interest accrues daily and is credited daily to the Certificate holder of record (determined on each day’s record time).

∙     Accrued interest is paid monthly in U.S. dollars that will automatically be reinvested in additional Certificates, unless an investor opts out of the automatic reinvestment.

∙     Interest payments are rounded down to the nearest penny.

∙     May be surrendered at any time at face amount ($0.01/certificate), plus accrued interest (minus any applicable expenses or fees).

∙     No surrender charges.

∙     Matures 20 years from the issue date of a Certificate at the face amount ($0.01/certificate), plus accrued interest (minus any applicable expenses or fees).

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Figure Installment Certificates

∙     Issued as digital representations of FCC’s face-amount certificates.

∙     Issued and/or surrendered using blockchain technology. See “The Certificates are Digital Representations of FCC’s Face-Amount Certificates” and “Digital Asset Risks” sections for more information.

∙     Issued periodically at a minimum price of $1000/certificate and a maximum price of $1 million/certificate.

∙     Additional installments equal to 25% of the initial payment.

∙     Interest rate applicable to all certificates is the overnight SOFR rate with a minimum rate of 0.00%.

∙     Simple interest accrues daily and is credited daily to the Certificate holder.

∙     Accrued interest is paid monthly in the form of U.S. dollars, unless an investor chooses to automatically add interest payments to their certificate’s principal amount.

∙     Interest payments are rounded down to the nearest penny.

∙     May be surrendered at any time at the face amount (the aggregate of the initial price and all installment payments/certificate, plus any interest added to principal/certificate, minus any withdrawals), plus accrued interest (minus any applicable expenses or fees).

∙     No surrender charges.

∙     Matures 20 years from the issue date of a certificate at the face amount (the aggregate of the initial price and all installment payments/certificate, plus any interest added to principal/certificate, minus any withdrawals), plus accrued interest (minus any applicable expenses or fees).

SOFR is a measure of the cost of borrowing cash overnight, collateralized by the U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. SOFR is determined on a daily basis and may fluctuate. The daily SOFR, as well as the one-month, three-month, and six-month averages, can be found on FCC’s website at ylds.com.

OVERVIEW OF PROVENANCE BLOCKCHAIN

The Certificates offered by FCC are issued as digital representations of FCC’s face-amount certificates using the Provenance Blockchain, an open source, public, blockchain-based distributed ledger that is secured using cryptography (referred to as a “blockchain”). The Provenance Blockchain records issuances and transactions between two parties in a verifiable and permanent way, referred to as “immutability.” The ownership and transfer of the Figure Certificates will be authenticated and recorded on the Provenance Blockchain. Because of this, the Certificates are characterized herein as “digital representations” of FCC’s face-amount certificates. For more information, see “Digital Asset Risks.”

Most of the initial software development for the Provenance Blockchain was developed by Figure Technologies, Inc. (“FTI”), the original parent of FCC. See “FCC’s Control Person and Affiliates” for more information about FTI and other FCC affiliates. The digital asset standard used on the Provenance Blockchain enables FCC to enforce transfer restrictions in connection with the Certificates. This enables FCC to control, among other things, the conditions under which Certificates may be transferred and to whom they may be transferred.

Transactions on the Provenance Blockchain are verified and authenticated by validators that validate transactions and add new blocks, each of which contains a set of validated transactions, to the Provenance Blockchain. The Provenance Blockchain operates as a proof-of-stake network, and so validators must stake a sufficient amount of the native digital asset to the Provenance Blockchain, known as “Hash,” to the Provenance Blockchain in order to be able to participate in the transaction validation process. Hash is also required as “gas” to initiate a transaction on the Provenance Blockchain, including transactions in Certificates. FCC will pay all gas fees in connection with Certificate transactions, and as a result, investors in Certificates will not need to acquire Hash in connection with Certificate transactions.

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KEY SERVICE PROVIDERS

In connection with FCC’s business of issuing and distributing certificates and managing the assets that back the certificates, the Company will utilize a number of service providers. FCC has entered into agreements with several entities, certain of which are affiliated with FCC, to provide asset management and administrative services, distribution, transfer agent services, and custody as noted below.

Investment Adviser

Figure Investment Advisors, LLC serves as investment adviser to FCC pursuant to an advisory agreement.

Administrator

Figure Equity Solutions, Inc. is the administrator pursuant to an agreement with FCC.

Custodian

UMB Bank n.a. member FDIC, is custodian of FCC’s assets pursuant to a custody agreement.

Transfer Agent

Figure Equity Solutions, Inc. is FCC’s transfer agent pursuant to a transfer agency agreement.

AML/KYC Service Provider

Figure Payments Corporation is FCC’s AML/KYC service provider pursuant to an agreement with FCC.

Gas Fee Service Provider

Provenance Blockchain Foundation is FCC’s gas fee service provider pursuant to a gas fee service agreement. As the gas fee service provider, Provenance Blockchain Foundation pays, on behalf of FCC, all gas fees for investor Certificate transactions on the Provenance Blockchain. FCC will make payments in U.S. dollars to Provenance Blockchain Foundation for gas fees incurred for investor transactions upon receipt of invoices from Provenance Blockchain Foundation. FCC will not pay Provenance Blockchain Foundation from assets held as reserves. See “Reserves.” FCC’s payment in U.S. dollars to the Provenance Blockchain Foundation will be calculated based on the market value of Hash, the value of which fluctuates, at the time gas fees are incurred in connection with Certificate transactions. Provenance Blockchain Foundation will use Hash to pay for Certificate transaction gas fees on the Provenance Blockchain and will be subsequently reimbursed by FCC for such fees.

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Risk Factors

An investment in Figure Certificates is subject to risks. You could lose money by investing in the Figure Certificates. By itself, an investment in Figure Certificates does not constitute a complete investment program. Before investing in Figure Certificates, you should consider carefully the following risks.

Face-Amount Certificate Company Structure Risks

Certificates Are Unsecured and Backed Only By FCC Assets. The Certificates are unsecured and backed solely by the assets of FCC. Although FCC is required under the Investment Company Act to maintain a minimum level of capital and reserves and although the assets that FCC may hold as capital and reserves are only those in which a District of Columbia life insurance company is authorized to invest, in the event that there are losses on FCC’s assets, including assets that comprise FCC’s capital and reserves, FCC may not have sufficient resources to meet its obligations, including making interest and/or principal payments on your Certificates.

Competition. We are aware of only one other face-amount certificate company in existence today. That company dominates the face-amount certificate industry. In addition, there exist a number of financial products, such as CDs and insurance products, that offer investors a fixed rate of return. Additionally, there is a registered closed-end fund operating as an interval fund that issues digital representations of its securities on the Ethereum blockchain that intends to offer a relatively stable net asset value due to the fund’s investment in U.S. treasury securities. In addition, multiple money market mutual funds, including at least one that issues digital representations of its securities on a blockchain, offer shares that are designed to maintain a stable value. Our principal means of competing is by offering debt securities (the Certificates), rather than equity securities, offering interest that accrues daily on the Certificates, and combining the use of debt with the use of blockchain technology for peer-to-peer and ATS transfers of the Figure Transferable Certificates on the Provenance Blockchain.

Certificates are not in bearer form. The Certificates are not in bearer form and can only be transferred if transferred on the books and record of FCC’s Transfer Agent, as opposed to so-called bearer stablecoins. This allows FCC and the Transfer Agent to control the issuance and transfer of Certificates, including through AML/KYC requirements (see “Anti-Money Laundering/Know Your Customer”). Because of these controls, the non-bearer Certificates are less likely to be used for illicit purposes and are less likely to be lost to any erroneous transfers (see “Peer-to-Peer and ATS Transactions”). Unlike digital assets in bearer form, such as many existing so-called stablecoins, the Certificates will not allow investors to remain anonymous and will require the Certificate holders, including transferees, to have an approved FCC account.

Digital Asset Risks

Untested Use of Blockchain Technology. Pseudonymized public data related to ownership of Certificates and transaction history involving the Certificates is viewable on the Provenance Blockchain. Ownership of a wallet and the transfer of Certificates held in a wallet is validated through the use of cryptography, in other words, by computers using algorithms to solve complex mathematical equations that prove a Certificate holder controls a wallet containing Certificates and wants a transaction to be sent. Authentication ensures that only the owner of the Certificates can transfer the Certificates in an account. Use of this blockchain technology in the face-amount certificate company market is untested and there may be a limited number of Certificate investors which may affect the viability of FCC and have an adverse effect on Certificate holders.

Management Risk. FCC intends to issue the Certificates as digital representations of FCC’s face-amount certificates, using blockchain technology. Members of the management of FCC have experience in digital assets and blockchain since as early as 2018. Several members of management have experience working at companies in the digital asset and blockchain sectors and have previously made investments in other digital assets. However, FCC will be one of the first registered investment companies and the first face-amount certificate company to offer digital representations of its securities. Accordingly, FCC’s management and its affiliates, including the Transfer Agent, have limited experience using blockchain

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technology to operate and maintain records in the securities issued by a registered face-amount certificate company that issues digital asset representations of its securities.

Regulatory Risk. A copy of FCC’s transaction records showing pseudonymized record ownership of Certificates is maintained using the Provenance Blockchain. The entities that support the ability of Figure Transferable Certificate holders to engage in peer-to-peer and ATS transfers, including the Transfer Agent, the Provenance Blockchain Foundation, and the Provenance Blockchain, are not licensed under the virtual currency or money transmission regulations of any state in the United States or registered with the Financial Crimes Enforcement Network (“FinCEN”). If any regulatory authority were to assert that additional licensing or registration was required for any such party, it could affect their or FCC’s operations or viability, and could adversely affect the ability of Figure Transferable Certificate holders to engage in peer-to-peer and ATS transfers of the Figure Transferable Certificates. This in turn could have a material adverse effect on the liquidity of Figure Transferable Certificates and their holders’ ability to transfer Figure Transferable Certificates.

Certificate Liquidity Risk. Figure Certificates will be issued as digital representations of FCC’s face-amount certificates, meaning that they will be uncertificated securities that are issued using blockchain technology and, for Figure Transferable Certificates, are transferable in peer-to-peer and ATS transactions using blockchain technology (see “The Certificates are Digital Representations of FCC’s Face-Amount Certificates” and “Purchasing Certificates”). None of the Certificates will be listed for trading on any national securities exchange, but the Figure Transferable Certificates will be available for peer-to-peer and ATS transactions. Although the Figure Transferable Certificates may be transferred using blockchain technology, the availability of counterparties to such transactions is limited to other Certificate holders or other eligible purchasers who have submitted to FCC’s AML/KYC procedures (see “Anti-Money Laundering/Know Your Customer”) and have established an approved FCC account with FCC. Peer-to-peer and ATS transactions occurring on-chain will be at the face amount of a Figure Transferable Certificate; however, any such transactions that occur off-chain are not required to occur at the face amount of a Figure Transferable Certificate. Any such transactions may occur at the price agreed upon by the parties to the transaction, which may be the face amount, more than the face amount, or less than face amount. There may be relatively few investors to whom Figure Transferable Certificates can be transferred in a peer-to-peer or ATS transaction, and thus there may be limited to no liquidity in Figure Transferable Certificates. Further, parties seeking a peer-to-peer transaction must become aware of counterparties on their own, because FCC will not be involved in helping parties find counterparties. As a result, although Figure Transferable Certificates may be surrendered to FCC, Certificate holders may not be able to sell their Certificates to other parties on a timely basis or at all. Although Figure Transferable Certificates may become available on an ATS, there is presently no public market for the Certificates and no current intent to develop a non-ATS public market. Such a market may never be available to investors and, if FCC were to decide to pursue one, its availability would be subject to then-existing regulations and regulatory interpretations. Accordingly, this may further limit the number of eligible investors available to participate in secondary transactions, and Figure Transferable Certificates may therefore be less liquid when it comes to secondary transactions than many other securities. There are risks associated with investments in securities that are less liquid, including the inability to sell your Certificates in the amount desired, or on a timely basis, or at all in secondary transactions.

Emerging Technology Risk. The Figure Installment Certificates will be issued using blockchain technology, and Figure Transferable Certificates will be issued and transferable using blockchain technology. The use of such technology is subject to all the usual risks associated with the fact that the technology is relatively new in the securities markets as well as risks specifically related to the use of blockchain technology, including:

•	a rapidly-evolving regulatory landscape, which might include security, privacy, or other regulatory concerns that could require changes to digital systems that disrupt transactions in Certificates (challenges may also arise from the laws and regulations of foreign jurisdictions being in conflict with those of the United States);

•	the possibility of undiscovered technical flaws in an underlying technology, including in the process by which transactions are recorded to the Provenance Blockchain or by which the validity of a copy of such blockchain can be authenticated, which could also lead to transaction processing delays as a result of operational issues, including if validator performance is impaired or there is congestion;

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•	the possibility that security measures that authenticate prior transactions could be compromised, or “hacked,” which could allow an attacker to alter the blockchain and thereby disrupt the ability to corroborate definitive transactions recorded on the blockchain;

•	the possibility that new technologies or services inhibit access to the Provenance Blockchain;

•	the possibility that changes to policies of the Provenance Blockchain limit the ability to engage in Figure Certificate transactions;

•	the possibility of breakdowns and transaction halts as a result of undiscovered technology flaws that could prevent transactions for a period of time;

•	the possibility that a digital “wallet” application or interface is hacked by a third party, resulting in a loss of the holder’s Certificates;

•	the possibility of a “fork” (i.e., “split”) in the network, as the Provenance Blockchain is a public, open- source distributed network, and any user can modify its software and propose adoption of the modified version of the software to the network resulting in one version running the pre-modified software and the other running the modified software. The effect of a fork is the existence of two (or more) versions of the blockchain network running in parallel, but with each version’s native asset lacking interchangeability. In the event of a blockchain fork, users could experience temporary unavailability of the service delaying the ability to initiate transactions in the Certificates. In addition, the original blockchain and the forked blockchain could potentially compete for users and other participants, leading to a loss of users and participants for the original blockchain; and

•	the possibility that an investor’s private key is lost or stolen, and FCC is unable to verify the loss or theft could result in irreversible client losses. Please see “The Certificates are Digital Representations of FCC’s Face-Amount Certificates” for procedures if a private key is lost or stolen.

Operational and Technology Risk. The blockchain record, which can be used to validate transactions in Certificates, will be viewable by the public on Provenance Blockchain, which is a public, open-source distributed ledger. The complete history of transactions occurring on the Provenance Blockchain from the initial issuance of Certificates will be viewable on the Provenance Blockchain. As a result, robust and transparent transaction data, but not Certificate holder identity, will be publicly available via the published blockchain. The public-key-derived wallet address (and not a Certificate holder’s personal identifying information) will be exposed to the public on the blockchain. The personal identity information necessary to associate a public key representing specific Certificates with the owner of those Certificates will be maintained by FCC or the Transfer Agent and will not be available to the public. If there are security breaches with respect to FCC’s or the Transfer Agent’s data resulting in theft of the information necessary to link personal identity with the public keys, the stolen information could be used to determine the affected Certificate holder’s complete transaction history in Certificates. Moreover, concerns over these privacy issues may limit adoption of blockchain technology by a range of potential investors.

Certificates are represented by records written on the blockchain and secured by cryptography. A private key is necessary to affect transactions in Certificates and, as such, is meant to be kept private by or on behalf of a Certificate holder. The general public, however, is not yet accustomed to using secure cryptographic methods and managing private keys.

If, for any reason, the blockchain technology used to authenticate transactions in Certificates were to become unavailable and suitable alternative technology were not available to be implemented, investors in Certificates would not have a means of proving the validity of the publicly-available record of the blockchain. As a result, the accuracy of publicly-available transaction information could be called into question and investors could elect to no longer transact in Certificates. As there will not be an option to purchase Certificates in a non-digital format, in the event that

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investors are no longer able to transact in Certificates, the Certificates would become illiquid and could remain illiquid for an indeterminable amount of time.

FCC, its service providers, and other market participants increasingly depend on complex information technology and communications systems to conduct business functions. These systems are subject to a number of different threats or risks that could adversely affect FCC and its Certificate holders, despite the efforts of FCC and its service providers to adopt technologies, processes, and practices intended to mitigate these risks. For example, a cyberattack may occur where unauthorized third parties attempt to improperly access, modify, disrupt the operations of, or prevent access to these systems of FCC, FCC’s service providers, or other market participants or data within them. Power or communications outages, acts of god, information technology equipment malfunctions, operational errors, and inaccuracies within software or data processing systems may also disrupt business operations or impact critical data. Market events also may trigger a volume of transactions that overloads current information technology and communication systems and processes, impacting the ability to conduct FCC operations.

Cyberattacks, disruptions, or failures that affect FCC’s service providers may result in FCC and/or the Transfer Agent losing the ability to control the compliance and transfer restrictions related to the Certificates, which could increase the possibility of loss or theft of investors’ Certificates and adversely affect FCC and its Certificate holders, including by causing losses for FCC or impairing FCC or Transfer Agent operations. For example, FCC’s or its service providers’ assets or sensitive or confidential information may be misappropriated, data may be corrupted, and operations may be disrupted (e.g., cyberattacks or operational failures may cause the release of private Certificate holder information or confidential FCC information, interfere with the processing of Certificate holder transactions, and impede transactions). In addition, cyberattacks, disruptions, or failures may cause reputational damage and subject FCC or its service providers to regulatory fines, litigation costs, penalties or financial losses, reimbursement or other compensation costs, and/or additional compliance costs. A bad actor could also seek to take control of the blockchain by acquiring and staking a majority of the native digital asset.

While FCC and its service providers may establish business continuity and other plans and processes to address the possibility of cyberattacks, disruptions, or failures, there are inherent limitations in such plans and systems, including that they do not apply to third parties, such as other market participants, as well as the possibility that certain risks have not been identified or that unknown threats may emerge in the future.

Similar types of operational and technology risks are also present for issuers of FCC’s investments, which could have material adverse consequences for such issuers, and may cause FCC’s investments to lose value. In addition, cyberattacks involving an FCC counterparty could affect such counterparty’s ability to meet its obligations to FCC, which may result in losses to the FCC and its Certificate holders. Furthermore, as a result of cyberattacks, disruptions, or failures, an exchange or market may close or issue trading halts on specific securities or the entire market, which may result in FCCs being, among other things, unable to buy or sell certain securities or financial instruments or unable to accurately price its investments. With the exception of its affiliates, FCC cannot directly control any cybersecurity plans and systems put in place by its service providers, FCC counterparties, issuers in which FCC invests, or securities markets and exchanges.

The Fees and Risks Related to Use of the Provenance Blockchain. As noted above, generally a user who initiates a transaction on the Provenance Blockchain network must pay “gas fees” (i.e., transaction fees) in the form of Hash to the Provenance Blockchain network in order to validate a transaction. The amount of Hash required to pay the gas will vary from transaction to transaction dependent upon, among other things, the complexity or size of a particular transaction, congestion on the Provenance Blockchain network, and the amount of Hash a user has indicated they are willing to pay to complete a particular transaction. Congestion on the Provenance Blockchain network may be due to increased transactions involving blockchain technology that are unrelated to Certificates, and FCC cannot control such congestion. The time for a transaction to complete depends on how congested the Provenance Blockchain network is. On an average day, it can take between less than 1 second to 7 seconds to process a transaction with standard fees.

There is no limit on the gas price a transaction may need to complete in a timely manner. Rather, a user is able to set a maximum gas price ceiling they are willing to pay to complete a transaction. In general, when a user desires to

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engage in a transaction, the user that originates the transaction is required to pay the gas. However, investors that purchase, surrender, and/or engage in peer-to-peer or ATS transactions involving Certificates will not pay for gas. All such charges will be paid by FCC using the gas fee services of the Provenance Blockchain Foundation. Pursuant to the gas fee services agreement, FCC, which does not hold Hash, will make payments in U.S. dollars to Provenance Blockchain Foundation for gas fees incurred for investor transactions upon receipt of invoices from Provenance Blockchain Foundation. FCC will not pay Provenance Blockchain Foundation from assets held as reserves. See “Reserves.” FCC’s payment in U.S. dollars to the Provenance Blockchain Foundation will be calculated based on the market value of Hash, the value of which fluctuates, at the time gas fees are incurred in connection with Certificate transactions. Provenance Blockchain Foundation will use Hash to pay for Certificate transaction gas fees on the Provenance Blockchain and will be subsequently reimbursed by FCC for such fees.

Although personnel at FTI were involved in the initial development of the Provenance Blockchain network, none of FCC’s affiliates nor FCC control the Provenance Blockchain network, and there is no guarantee that the Provenance Blockchain network will continue to operate under its current terms in the future. If the Provenance Blockchain network moves to a different mechanism for validating transactions in the future, it could negatively impact the amount or character of the fees due on transactions in Certificates. Decisions regarding the operation of the blockchain, including software changes/upgrades, are intended to be made by network participants, such that all participants that have “staked” Hash can participate in these decisions by voting. The Provenance Blockchain Foundation, a non-stock corporation, was established to operate on an independent basis. The Provenance Blockchain Foundation participates in the development and maintenance of the Provenance Blockchain and coordinates communication with the community of Hash holders about any new governance proposals.

Neither FCC, nor any of its affiliates run or expect to run a validator on the Provenance Blockchain. Neither FCC, nor any of its affiliates hold any Hash, and do not participate or expect to participate in the governance of the Provenance Blockchain by staking Hash and/or voting on governance proposals. Provenance Blockchain Foundation runs validators on the Provenance Blockchain and participates in governance by submitting and voting on governance proposals. Neither FCC nor any of its affiliates, received, or expect to receive, compensation or financial assistance for issuing the face-amount certificates on the blockchain, including through Provenance Blockchain Foundation’s Hash grant program. Neither FCC nor the Transfer Agent plays a role in sourcing counterparties for peer-to-peer or ATS transfers between approved accounts. For more information, see “Certificate Liquidity Risk.”

The pseudonymized record of ownership of each digital wallet will be available to the general public and it may be possible for members of the public to determine the identity of the record holders of wallets. The record of ownership and transfers as shown on the Provenance Blockchain is a non-controlling “courtesy copy” of the records maintained by the Transfer Agent. The publicly available information will include the digital wallet address of each holder of record transacting in Certificates and the entire history of each digital wallet, but it will not include any personal identifiable information. It may be possible for members of the public to determine the identity of the record holders of certain wallets based on the publicly available information in the blockchain copy, as well as other publicly available information, including, but not limited to, any ownership reports required to be filed with the SEC regarding the Certificates. To the extent that the Transfer Agents records and the duplicative records on the blockchain get out of synchronization, there could be a delay while the Transfer Agent corrects any such errors, and such errors may cause investors confusion with respect to their record holdings of Certificate. This could adversely affect Certificate holders.

The Transfer Agent’s records constitute the official Certificate holder records of FCC and govern the record ownership of Certificates in all circumstances.

Risk of Using Hash. The classification of Hash as a security under U.S. federal securities laws would have wide-ranging implications for the regulatory obligations that flow from the offer, sale, and trading of Hash. For example, a digital asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration, and persons that effect transactions in and/or provide a trading venue for digital assets that are securities in the United States may be subject to registration with the SEC as a “broker,” “dealer,” or “exchange.” Given these requirements,

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if Hash was deemed a security, all transactions in Hash would have to be registered with the SEC, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Moreover, the Provenance Blockchain and other networks on which Hash is utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render the use of Hash impracticable for its existing purposes. Further, a determination that Hash is a security could draw negative publicity and a decline in its use. Such a determination also may make it difficult for Hash to be traded and custodied as is currently the case. Further, such a determination may make it difficult to acquire Hash for the purpose of paying gas fees associated with transactions on the Provenance Blockchain, including transactions in Certificates. Among other things, this could make it difficult if not impossible to transact in Certificates.

Additionally, if a majority of a staked digital asset, such as Hash, that uses a blockchain that has a proof-of-stake consensus mechanism, such as the Provenance Blockchain, is controlled by a bad actor, whether singularly or as a group (often referred to as a “51% attack”), the bad actor may be able to alter the blockchain on which transactions rely. This could occur if the bad actor were to construct fraudulent blocks or prevent certain transactions from being completed in a timely manner, or at all. It could be possible for the malicious actor to control, exclude or modify the ordering of transactions.

FCC is also subject to the risk that economic, political, regulatory or other conditions may have a negative effect on value of Hash.

Risk of FCC’s Hash Arrangement with the Provenance Blockchain Foundation. Due to FCC’s arrangement to reimburse the Provenance Blockchain Foundation for all gas fees related to transactions in Figure Certificates, and because there are no limits on the amount or kind of transactions subject to this arrangement, FCC will have to carefully manage its obligations to reimburse gas fees paid by the Provenance Blockchain Foundation with its obligations to make payments to Certificate holders when due. To ensure that FCC has, at all times, sufficient assets to meet both of these obligations, FCC has entered into an agreement with its indirect parent, Figure Markets Holdings, Inc. (“FMHI”), whereby FMHI will provide FCC with U.S. dollars to reimburse the Provenance Blockchain Foundation for gas fees upon FCC’s request.

Risk of Using Figure Transferable Certificates as a Settlement Mechanism. Figure Transferable Certificates can presently be used as a settlement mechanism in the following applications, among others: loan and other non-security asset transfers, securitization and other waterfall distributions; and limit order books on registered trading platforms. Specifically, Certificate holders may use the Figure Transferable Certificates to settle securities transactions on registered ATSs, including Figure Securities, Inc.’s ATS, which operates on the Provenance Blockchain. Existing and future regulations may have adverse effects on the use of Figure Transferable Certificates as a settlement mechanism. For example, it is possible that the SEC may determine that certain limit order books are operating as unregistered exchanges, which may prevent their future use.

Risk Related to the Future Use of Smart Contracts. In the future, Figure Transferable Certificates may be transferred to and used in smart contracts running on the blockchain. The use of smart contracts entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise Certificates. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract. Smart contracts that may be used in the future with the Figure Transferable Certificates could contain bugs or other vulnerabilities that could lead to the loss of Certificates held in a wallet. If smart contracts are used in the future, FCC will develop and adopt procedures to mitigate such risks.

Structural Risks

New Offering with No Operating History. FCC is a face-amount certificate company with no history of operations. If FCC commences operations under inopportune market or economic conditions, it may not be able to achieve its objectives.

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Conflicts of Interest. Affiliates of FCC will support the process of issuing, redeeming, and transferring the Certificates. While there will typically be an alignment of interest among these related entities, there may be instances in which the interests of one or more of those affiliates, as it relates to their role with respect to the Certificates, may diverge. In addition, one of FCC’s affiliates, FMHI, will hold, indirectly through a wholly-owned subsidiary, all of the equity interest in FCC. While typically the interests of the equity holder and the Certificate holders will align, there may be instances in which the interests of the equity holder and the Certificate holders diverge.

Investment-Related Risks

Overall portfolio risk. We expect to meet our obligations under the Certificates through earnings on our portfolio investments. Because our obligations under the Certificates are unsecured and backed only by our assets, you bear a number of portfolio investment risks, including interest rate risk, credit risk, market risk, liquidity risk, and valuation risk, each of which is listed below. We will seek to minimize these risks by following the substantive regulatory requirements under the Investment Company Act with respect to FCC’s investments, including holding the minimum reserves required by Section 28 of the Investment Company Act. See “Reserves.”

Interest rate risk: Interest rate risk is the risk of losses attributable to changes in interest rates. When interest rates rise, bond prices generally fall. In general, the longer the maturity or duration of a bond, the greater its sensitivity to changes in interest rates. Interest rate changes also may increase prepayments of debt obligations. See “Investment Policies.”

Credit risk: This is the risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation (such as payments due on a bond or note). Credit ratings of the issuers of securities in our portfolio vary. See “Investment Policies.”

Market risk: The market value of securities may fall or fail to rise. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of securities may fluctuate, sometimes rapidly and unpredictably.

Liquidity risk: This is the risk that one or more of our investments might not be liquid at the time necessary to meet our payment obligations.

Valuation risk: This is the risk that one or more of our investments might be overvalued. We are required to use amortized cost for the purpose of valuing our investments in connection with calculating our reserves, as required under Section 28 of the Investment Company Act. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount or reducing the carrying value if acquired at a premium, so that the carrying value is equal to the security's maturity value on the maturity date. The amortized cost of an investment may not be equivalent to the market value of such investment. Therefore, if FCC sells investments, it may receive more or less than amortized cost. This deviation between amortized cost value and market value may result in less accurate financial forecasting by FCC and a possibility that the assets held by FCC may not be sufficient to meet FCC's obligations at any given time. To address this risk, FCC maintains market valuations of all of its assets, alongside its required amortized cost valuations. For purposes of its financial statements, the Company will comply with US generally accepted accounting principles ("GAAP").

Tax risk: There is currently very limited guidance from the U.S. government on the U.S. federal income tax treatment of digital assets. While there is no direct law on point, we consider the Certificates to be debt instruments for U.S. federal income tax purposes. Furthermore, we intend to treat the Certificates as debt issued in “registered” form, and not in “bearer” form.

There can be no assurance that the Internal Revenue Service (“IRS”) will agree with such treatment and it is possible that the IRS or another tax authority may take a contrary view, which may impact the timing and character of income recognized by you. You are urged to consult your own tax advisor as to the tax consequences of the purchase, ownership, and disposition of the Certificates.

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Figure Certificate Company and the Figure Certificates

FCC was organized as a Delaware corporation, on April 13, 2023 and will begin business as an issuer of face-amount investment certificates concurrent with the effective date of this registration statement. Upon its formation, FCC authorized, issued and now has outstanding 1,000 shares of common stock, par value of $ 0.0001 per share. FTI (now a wholly-owned subsidiary of FMHI) purchased all of FCC’s outstanding shares in exchange for $250,000, the amount of FCC’s capital requirement.

Ownership of FCC’s Voting Securities

The following table sets forth information regarding the beneficial ownership of FCC’s voting securities as of the effective date of this registration statement:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common stock	Figure Technologies, LLC	1,000 shares	100%

FCC is the issuer of Figure Certificates, including Figure Transferable Certificates and Figure Installment Certificates. FCC is a face-amount certificate company, registered as such with the SEC under the Investment Company Act.

Figure Certificates

Figure Certificates are interest-bearing debt securities. When you buy a Certificate, you are buying an obligation of FCC, which are unsecured and solely backed by its assets, to pay you the amount of your principal investment (known as the “face-amount”), plus accrued interest (minus applicable expenses and fees), when you transfer (if applicable) or surrender your Certificate or when your Certificate matures.

The Certificates carry no voting rights and are not entitled to participate in any dividends that may be declared by FCC’s Board of Directors. The Certificates are not secured by any particular asset of FCC; however, as required by the Investment Company Act, FCC maintains capital and reserves with its custodian to support its obligations under the Certificates. See “Reserves.”

While we may do so in the future, we have not sought any ratings from any national rating agencies for our Certificates.

The Figure Transferable Certificate

FCC is offering Figure Transferable Certificates. Figure Transferable Certificates are issued daily at a face amount of $0.01/Certificate. Figure Transferable Certificates may be surrendered at any time at a price equal to the face amount of each Certificate ($0.01), plus accrued interest (minus applicable expenses and fees), rounded to the nearest penny. There is no minimum initial purchase amount for the Figure Transferable Certificates, and there is no minimum on the amount a Certificate holder may hold. There is no minimum surrender amount; however, investors will be charged a fee equal to the amount of the automated clearing house (“ACH”) fees associated with a transaction. This fee will be deducted from the proceeds paid to the investor for surrender.

The interest rate applicable to all Figure Transferable Certificates is equal to the overnight SOFR rate less 50 basis points, with a minimum of 0.00%. The interest rate is applied to the balance of a Certificate holder’s account, which is based on the aggregate value of all Certificates held by that investor. A balance below a certain level might result in no interest being paid on the Certificates due to the rounding convention used, which provides that a payment can be rounded down to zero.

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SOFR is a measure of the cost of borrowing cash overnight, collateralized by the U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. SOFR is determined on a daily basis and may fluctuate.  The daily SOFR, as well as the one-month, three-month, and six-month averages, can be found on FCC’s website at ylds.com.

Interest on a Figure Transferable Certificate will accrue daily to that Certificate’s Record Holder. A “Record Holder” is the holder of record of a Figure Transferable Certificate as of 12:00 am GMT (the “Record Time”) on the day in question (the “Record Date,” each of which runs from 12:00 am GMT to 11:59pm GMT). Interest will be payable monthly to Record Holders at 5 pm GMT (the “Interest Payment Time”) on the first of each month in U.S. dollars that will automatically be reinvested in additional Figure Transferable Certificates (where the additional Certificate(s) equals the applicable interest payment, rounded down to the nearest penny), unless an investor opts out of the automatic reinvestment. Because of the reinvestment in additional Certificates, interest payments are not added to the face amount of any Certificates, but an investor’s overall balance across all Certificates will increase. Because of the manner in which interest is determined and paid, including the rounding convention used, the interest rate received on an annual basis may be less than SOFR less 50 basis points in the case of Figure Transferable Certificates. Figure Transferable Certificates purchased through the automatic reinvestment process will have the same interest rate, maturity date, and other terms as all other Figure Transferable Certificates. Interest accrued on a Certificate that is surrendered prior to the monthly interest payment date will be credited to the investor’s account on the next monthly payment date. This final interest payment will be paid in U.S. dollars and will not be subject to auto-investment.

By way of example, if a Certificate holder transfers a Figure Transferable Certificate to a transferee before the Record Time on the 8th of the month, the transferee will be the Record Holder on the 8th of the month and will receive an interest payment for the 8th of the month at the Interest Payment Time on the first day of the following month. If instead the Certificate holder transfers a Figure Transferable Certificate to a transferee at or after the Record Time on the 8th of a month and before the Record Time on the 9th of a month, the transferor will be the Record Holder on the 8th of the month and will receive the interest payment for the 8th of the month at the Interest Payment Time on the first day of the following month. Stated differently, transfer of a Figure Transferable Certificate prior to the Record Time on the Record Date will require the Company to record an interest accrual on such date to the transferee. Transfers of a Figure Transferable Certificate at or after the Record Time on the Record Date will require the Company to record an interest accrual on such date to the transferor.

Figure Transferable Certificates are transferable in peer-to-peer and ATS transactions at any time. All such transactions occurring on-chain will be at the face amount of a Figure Transferable Certificate. There may be a limited number of counterparties for peer-to-peer and ATS transactions. Further, parties seeking a peer-to-peer transaction must become aware of counterparties on their own, because FCC will not be involved in helping parties find counterparties. Additionally, peer-to-peer transactions on the blockchain do not constitute a public trading market. See “Certificate Liquidity Risk” for more information. For more information, including the risks of effecting transactions using Provenance Blockchain, see “The Certificates are Digital Representations of FCC’s Face-Amount Certificates.”

FCC does not charge holders of Figure Transferable Certificates any fees or expenses in connection with the issuance or surrender of Figure Transferable Certificates. Figure Transferable Certificate holders also will not be required to pay gas fees that are typically assessed in transactions that are written to a blockchain in connection with Figure Transferable Certificate transactions.

Each Figure Transferable Certificate matures 20 years from the issue date of that Certificate. Upon maturity, FCC will promptly remit all monies due, rounded down to the nearest penny, under the Certificate to the Certificate holder and cancel the Certificate. The time frame for this transaction will be the ACH settlement date (typically 1-3 days after the transaction date) plus one additional day.

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The Figure Installment Certificate

FCC is offering Figure Installment Certificates. Figure Installment Certificates will be issued periodically beginning in the second year of FCC’s operations at a minimum price of $1,000/Certificate and a maximum price of $1 million/Certificate. Figure Installment Certificate holders increase the face amount of a Figure Installment Certificate by making additional required annual installment payments equal to 25% of the initial payment. The face amount of each Figure Installment Certificate is the aggregate of the initial price and all installment payments/Certificate plus any interest added to principal/certificate minus any withdrawals.

The interest rate applicable to all Figure Installment Certificates is equal to the overnight SOFR rate, with a minimum rate of 0.00%. Simple interest accrues daily and is credited daily to the Certificate holder. Accrued interest, rounded down to the nearest penny, is paid monthly in the form of U.S. dollars, unless an investor chooses to automatically add interest payments to their Certificate’s principal amount.

SOFR is a measure of the cost of borrowing cash overnight, collateralized by the U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. SOFR is determined on a daily basis and may fluctuate.  The daily SOFR, as well as the one-month, three-month, and six-month averages, can be found on FCC’s website at ylds.com.

Figure Installment Certificates may be surrendered at any time at the face amount (the aggregate of the initial price and all installment payments/Certificate plus any interest added to principal/certificate minus any withdrawals), plus accrued interest (minus expenses and fees), rounded down to the nearest penny.

When you request a full or partial withdrawal, FCC will pay the amount you request:

•	first from interest credited to your Certificate

•	then from the principal of your Certificate.

FCC does not charge holders of Figure Installment Certificates any fees or expenses in connection with the issuance or surrender of Figure Installment Certificates. Figure Installment Certificate investors will not be required to pay gas fees, which are typically assessed in transactions that are written to a blockchain, in connection with the issuance or surrender of Figure Installment Certificates.

Each Figure Installment Certificate matures 20 years from the issue date of that Certificate. Upon maturity, FCC will promptly remit all monies due, rounded down to the nearest penny, under the Certificate to the Certificate holder and cancel the Certificate.

Important Information about the Figure Certificates

SEC Regulation of the Certificates

Figure Certificates are securities. Their offer and sale are subject to regulation under federal and state securities laws. Figure Certificates are face-amount certificates. Each Certificate is not a bank product, an equity investment, a form of life insurance or an investment trust. The Investment Company Act requires FCC to maintain investments, including certain investments deemed reserves, on deposit with FCC’s custodian. FCC’s investments back the value of all of its outstanding Certificates.

Specifically, to ensure that FCC has sufficient assets to cover its obligations, applicable law requires that the amortized cost of FCC’s reserves exceed the required carrying value of the outstanding Certificates by a prescribed amount. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date. The amortized cost of an investment may not be equivalent to the market value of such

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investment. Therefore, if FCC sells investments it may receive more or less than amortized cost. This deviation between amortized cost value and market value may result in less accurate financial forecasting by FCC and a possibility that the assets held by FCC may not be sufficient to meet FCC’s obligations at any given time. To address this risk, FCC maintains market valuations of all of its assets, alongside its required amortized cost valuations. For additional information about FCC’s reserves and investments, see “Reserves” and “Investment Policies.”

Most banks and thrifts offer investments known as CDs that are similar to Figure Certificates in many ways, although banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. In addition to banks and thrifts, other financial institutions and some insurance companies may offer investments with combinations of safety and return on investment comparable to Figure Certificates. While subject to other forms of regulation, none of these comparable investments are regulated by the SEC under the Investment Company Act. For information about a comparable investment that is regulated by the SEC under the Investment Company Act, see “Figure Certificates Are Not Money Market Fund Shares.”

The Investment Company Act contemplates that there may be conflicts between a face-amount certificate company’s certificate holders and equity owners and provides guardrails to manage such conflicts. In this regard, the rights of the certificate holders of a face-amount certificate company are predominantly contractual, with many mandated by the Investment Company Act. The rights of equity owners are determined by state corporate law as well as the provisions of the Investment Company Act that mandate certain governance requirements. Both sets of investors benefit from the overall statutory scheme of the Investment Company Act, as well as the application of the Investment Advisers Act of 1940 to a face-amount certificate company’s investment adviser. Pursuant to this statutory scheme, FCC’s obligations to its Certificate holders (i.e., the debt holders) have priority over FCC’s obligations to its equity holders. As a result, FCC’s equity holders have claim only to “what is left” after assets have been allocated to satisfy that claims of FCC’s Certificate holders.

Figure Certificates Are Not Money Market Fund Shares

FCC is not a money market fund and is not subject to the rules that govern the quality, maturity, liquidity and other features of securities eligible for purchase by a money market fund. As a result, an investment in the Figure Certificates may be more susceptible to credit risk, interest rate risk, valuation risk and other risks as compared to an investment in a money market fund. In addition, unlike a money market fund, FCC does not seek to maintain a stable value of $1.00 per share. The following table highlights certain differences between FCC and a money market fund.

FCC	Money Market Fund
Registered as a face-amount certificate company under the Investment Company Act.	Registered as a management investment company under the Investment Company Act.
Issues debt securities (Certificates).	Issues equity securities representing a proportionate share of the fund’s net asset value.
Not subject to the money market fund specific provisions of Investment Company Act Rule 2a- 7.	Subject to Rule 2a-7 governing credit quality, maturity, diversification and liquidity of a money market fund’s holdings.
Face-amount certificate companies do not seek to maintain a $1.00 stable net asset value.	Government and retail money market funds seek to maintain net asset value at a stable $1.00 per share using special pricing and valuation conventions. (Institutional prime money market funds must allow their net asset value to float based on the current market value of the securities in their portfolios.)

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Certificates may be surrendered at any time in exchange for the face amount plus accrued interest (but minus any applicable expenses or fees).	Redeemable daily at net asset value.
Matures 20 years from the issue date of a Certificate for the face amount plus accrued interest (but minus any applicable expenses or fees).	Redeemable daily at net asset value.
Subject to statutory capital requirement of $250,000 and statutory daily reserve ratio requirements for outstanding Certificates.	Redeemable daily at net asset value.
Subject to statutory capital requirement of $250,000 and statutory daily reserve ratio requirements for outstanding Certificates.	Subject to statutory capital requirement of $100,000, but not subject to any reserve ratio requirements.
Uses the amortized cost method to value securities in connection with calculating reserves.	Only a government or retail money market fund may use the amortized cost method if its board determines, in good faith, that it is in the best interests of the fund and its shareholders and the fund will be able to maintain a stable net asset value per share.
Only invests in investments of a kind that District of Columbia life insurance companies can invest in or hold.	Government money market funds must invest at least 99.5% of their total assets in cash, government securities, and repurchase agreements collateralized by cash or government securities. Retail money market funds generally invest in high-quality U.S. dollar- denominated short-term debt obligations.
May invest in derivatives, but only to the extent that life insurance companies may so invest.	Money market funds may not invest in derivatives other than when-issued securities, delayed delivery transactions and forward commitments provided that the fund intends to physically settle the transaction and the transaction will settle within 35 days of its trade date.

The Certificates are Digital Representations of FCC’s Face-Amount Certificates

The Certificates offered by FCC are issued as digital representations of FCC’s face-amount certificates using the Provenance Blockchain, an open source, public, blockchain-based distributed ledger that is secured using cryptography (referred to as a “blockchain”). The Provenance Blockchain records issuances and transactions between two parties in a verifiable and permanent way, referred to as “immutability.” The ownership and transfer of the Figure Certificates will be authenticated and recorded on the Provenance Blockchain. Because of this, the Certificates are characterized herein as “digital representations” of FCC’s face-amount certificates. For more information, see “Digital Asset Risks.”

Most of the initial software development for the Provenance Blockchain was done by FTI, the original parent of FCC. See “FCC’s Control Person and Affiliates” for more information about FTI and other FCC affiliates. The digital asset standard used on the Provenance Blockchain enables FCC to enforce transfer restrictions in connection with the Certificates. This enables FCC to control, among other things, the conditions under which Certificates may be transferred and to whom they may be transferred.

Transactions on the Provenance Blockchain are verified and authenticated by validators that validate transactions and add new blocks, each of which contains a set of validated transactions, to the Provenance Blockchain. The Provenance Blockchain operates as a proof-of-stake network, and so validators must stake a sufficient amount of the native digital asset to the Provenance

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Blockchain, known as “Hash,” to the Provenance Blockchain in order to be able to participate in the transaction validation process. The frequency of being selected to validate transactions and propose the next block on the blockchain is proportional to the amount of Hash staked by a validator. The process of authenticating a transaction before it is recorded ensures that only valid and authorized transactions are recorded on the Provenance Blockchain. After a transaction is recorded, it becomes part of the Provenance Blockchain and cannot be changed, except that FCC or Figure Equity Solutions, Inc. (the “Transfer Agent”) may initiate transactions in Certificates on the Provenance Blockchain in order to correct erroneous transactions. Although the blockchain record cannot be changed, the result of FCC’s or the Transfer Agent’s adjustments is that the official record maintained by the Transfer Agent will reflect the true owner of a Certificate, even if a bad actor has compromised that owner’s blockchain wallet. Although FCC’s or the Transfer Agent’s adjustments may include issuing new digital representations of FCC’s face-amount certificates, the number of Certificates reflected on FCC’s official books and records will remain the same. Records of Certificate pseudonymized transaction data are viewable on the Provenance Blockchain, but the Transfer Agent maintains the official record of ownership on behalf of FCC as FCC’s transfer agent. The Transfer Agent’s records constitute the official Certificate holder records of FCC and govern the record ownership of Figure Certificates in all circumstances. Neither FCC, nor any of its affiliates run or expect to run a validator on the Provenance Blockchain. Neither FCC, nor any of its affiliates hold any Hash, and do not participate or expect to participate in the governance of the Provenance Blockchain by staking Hash and/or voting on governance proposals.

Users of the Provenance Blockchain generally must pay transaction fees (otherwise known as “gas fees”) in the form of “Hash,” the native digital asset for the operation of Provenance Blockchain, to the Provenance Blockchain network as part of the transaction validation process. Gas fees are collected by the nodes that validate the network and are intended to protect the Provenance Blockchain from frivolous or malicious computational tasks. If an investor purchases Certificates from FCC, submits Certificates to FCC for surrender, or transfers a Certificate in a peer-to-peer or ATS transaction, any transaction fees required by the Provenance Blockchain network will be paid by the Transfer Agent on FCC’s behalf, or directly by FCC through the use of the Provenance Blockchain Foundation acting as gas fee service provider.

The range of gas fees payable for any given transaction is determined by the Provenance Blockchain network. However, the average gas fees on Provenance Blockchain has been approximately 0.25 Hash per transaction since 2018. Transaction fees may vary from transaction to transaction, dependent upon, among other things, the complexity or size of a transaction, congestion on the Provenance Blockchain network, and a user’s desired rate of processing the transaction. On an average day, it takes anywhere between less than 1 second and 7 seconds to process a transaction if an investor pays the standard gas price. FCC will pay all gas fees related to Certificate transactions through the use of the Provenance Blockchain Foundation acting as gas fee service provider. FCC’s payment of gas fees will reduce its available assets and therefore may affect FCC’s ability to meet certain of its obligations under the Certificates.

Certificates are solely issued in a digital format on the Provenance Blockchain and may only be transferred on the Provenance Blockchain. The benefits of issuing the Certificates as digital representations of FCC’s face-amount certificates include, but are not limited to: (i) allowing FCC to use blockchain technology to potentially reduce settlement times: (ii) enabling FCC and the Transfer Agent to track transactions on the Provenance Blockchain; (iii) potentially reducing costs for FCC and ultimately for investors, as compared to traditional intermediated transactions; and (iv) allowing Figure Transferable Certificate investors to transfer Figure Transferable Certificates in peer-to-peer and ATS transactions.

Purchases and transfers of FCC’s Certificates may be made via a Certificate holder’s electronic “wallet.” Wallets are software applications developed by third parties, including FTI, which store a Certificate holder’s public and private keys, which permits a user to sign a transaction. Wallets compatible with Certificates may be available as a web-based application, mobile application, desktop application, web browser plugin, or on a hardware-based device. Wallets that are compatible with the Provenance Blockchain and that are approved by FCC may transfer Figure Transferable Certificates to other wallets that are similarly compatible and eligible to hold the Figure Transferable Certificates. There may be a limited number of compatible wallets at any given time. Transactions in Certificates will be recorded on the Provenance Blockchain at the time a transaction is validated and FCC will reconcile peer-to-peer and ATS

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transfers to the official record on at least a daily basis. The Transfer Agent will have real-time access to the Provenance Blockchain ledger in its entirety for purposes of maintaining the official record of ownership. Peer-to-peer and ATS transfers are reconciled to the official record on an at least daily basis. A peer-to-peer or ATS transaction is not final, and thus ownership of the Figure Transferable Certificate is not transferred, until it is recorded in the official record by the Transfer Agent.

In order to purchase Figure Certificates directly from FCC or to receive transferred Figure Transferable Certificates from another investor, a potential investor must first establish an FCC account with FCC by providing or confirming a wallet address and ensuring that it is approved by FCC (see “Anti-Money Laundering/Know Your Customer”). FCC communicates all approved FCC accounts to the Transfer Agent, which maintains the official record of record holders of Figure Certificates.

The Provenance Blockchain record, which can be used to prove the validity of the transactions, is generally available to the public and will store the complete pseudonymized transaction history from the date of issuance of the Certificates. Only a public-key-derived wallet address will be visible on the Provenance Blockchain. Neither a Certificate holder’s personal identifying information nor the Certificate holder’s “private key” is visible to the public. This information will not be publicly accessible so long as the Certificate holder protects the private key from others. However, the theft or loss of a private key will not necessarily result in unauthorized access to the personal identifying information maintained by the transfer agent in a separate database that is not available to the public.

Public records of all transactions effected in the Figure Certificates will be recorded on the Provenance Blockchain but no transaction can be effected without access to a private key. A Certificate holder’s wallet has a unique public-key derived wallet address that interfaces with the Provenance Blockchain, but a private key is necessary to associate the public key, which represents a blockchain wallet that holds a Certificate or Certificates, with the record owner of those Certificates. Individual investors will be required to maintain their own private keys unless investors utilize a hosted wallet solution, where a third-party wallet provider holds the private key on a user’s behalf. Neither FCC nor the Transfer Agent will hold a Certificate holder’s private key. When a person establishes an approved account with FCC for purposes of acquiring a Certificate, all approved FCC account information will be communicated to the Transfer Agent, which will maintain that person’s personal identifying information in a separate database that is not available to the public.

Unlike certain digital assets, which are not able to be recovered if a holder’s private key is lost or stolen, if a Certificate holder’s private key is lost or stolen, the Certificate holder should promptly contact FCC in writing by email at FCCsupport@ylds.com and include in such report (i) the Certificate holder’s name, (ii) key identifying information of such Certificate holder and his or her wallet and Provenance Blockchain account, and (iii) information on whether Certificates or a wallet has been lost or suspected to be stolen. Upon receipt of such written notification, FCC will take appropriate action such as investigating the issue and, if appropriate, verifying the Certificate holder’s legitimate ownership of Certificates or verifying the occurrence of the loss alleged in the Certificate holder’s report. FCC may isolate the particular Certificates in the wallet in question, cancel such Certificates, re-authenticate a new wallet per FCC’s approval procedures, and/or reissue the amount and kind of applicable Certificates to the Certificate holder’s new wallet. To the extent any Certificates are revoked by FCC, they will either be taken out of circulation or burned. Neither FCC nor any of its affiliates will be liable to any Certificate holder for Certificate losses that cannot be recovered.

FCC and the Transfer Agent will use the Provenance Blockchain as a source of information in the case of a disputed transaction, including in the case of alleged fraud or theft. In such case, investors may engage with FCC and/or the Transfer Agent to resolve the dispute and to update the Provenance Blockchain to reflect any changes resulting from the dispute resolution process. Although the Provenance Blockchain record cannot be changed, FCC is able to issue new Certificates, and FCC and the Transfer Agent are able to block blockchain wallets if a transaction is made in error or if a private key has been lost or stolen, or if Certificates are transferred erroneously or impermissibly. Any necessary adjustments made by FCC or the Transfer Agent will be separately recorded on the Provenance blockchain through subsequent transactions.

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Technological Issuance, Surrender, and Transfer Processes

Certificates will be issued, surrendered, and transferred on the Provenance Blockchain using the Provenance Blockchain Marker Module, which is fully integrated into the Provenance Blockchain’s native codebase. The Marker Module differs from a smart contract, which functions within a blockchain like an application within an operating system. The Marker Module – sometimes described as a “kernel”-level code, enhances the security of generated digital assets and mitigates risks associated with smart contract-based digital assets on a blockchain. Markers on the Provenance Blockchain offer advanced functionality compared to ERC20 or ERC721 tokens on Ethereum and introduce key features that grant the necessary control to digital asset issuers.

As applied to the Certificates, the Marker Module offers three key controls.

The first control ensures that Certificates are only transferred between two parties with FCC accounts that have been approved through the AML/KYC process. In this regard, the Marker Module will permit FCC to write on the Provenance Blockchain approved AML/KYC attributes to each Certificate holder’s account. In case an account needs to be locked, FCC will be able to revoke the AML/KYC attributes on a Certificate holder’s account, rendering the Certificate holder unable to transfer or receive Certificates.

The second control, leveraging the Provenance Blockchain Marker Module forced-transfer feature, will allow FCC to clawback Certificates in response to issuance errors, fraud, or legal contingencies. This control will permit the correction of Certificate records, at the request of FCC. This control also will help mitigate risks associated with Certificates being issued to the wrong accounts or correcting fraudulent Certificate transfers.

Third, the Marker Module will prevent the transfer of Certificates that the holder does not possess. Certificates will not be able to be issued or destroyed unless initiated by FCC, or the Transfer Agent acting on instructions from FCC.

Issuance of Certificates

Certificates will be issued by FCC using the Marker Module to create a blockchain-level representation of each Certificate. At issuance:

1.	FCC will receive funds for Certificate purchases through FCC’s bank account.

2.	FCC will verify received funds through FCC’s middleware.

3.	Using the Marker Module, FCC will issue Certificate(s) on the Provenance Blockchain to the Certificate purchaser(s).

4.	The Transfer Agent will update the Certificate ledger to record the issuance of the Certificate(s).

Surrender of Certificates

Surrendering a Certificate follows the opposite process of issuance, also using the Provenance Blockchain Marker Module. At surrender:

1.	FCC will receive the Certificate(s) for surrender using the Marker Module.

2.	FCC, using the Marker Module, will destroy the Certificate(s) on the Provenance Blockchain.

3.	FCC’s bank will transfer funds to the surrendering party’s bank account through FCC’s middleware.

4.	The Transfer Agent will update the Certificate ledger to note the destruction of the Certificate(s).

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Transferring Certificates

Certificates can be bilaterally transferred between two parties if they meet the necessary AML/KYC criteria, have the AML/KYC attribute on their Company accounts, and have no suspension on their accounts due to fraud or other legal/compliance issues. At transfer:

1.       Party A directly transfers to Party B using the Provenance Blockchain.

2.       During the transfer, FCC or the Transfer Agent checks the immutable “Certificate Marker” configuration to determine if both accounts have current AML/KYC attributes and that there are no account suspensions in place.

3.       If all checks pass, the Certificate(s) are transferred seamlessly from one account to the other, and the Transfer Agent updates the Certificate ledger to note the transfer of the Certificate(s)

4.       If the checks fail, FCC receives a warning event from the blockchain and the Certificate holder initiating the transfer is notified of the failed transfer. The two parties can then contact the Transfer Agent to resolve any account-related suspensions.

Corrective Measures

Correcting the blockchain record is possible for FCC based on the initial immutable configuration of the Certificates using the Marker Module on the Provenance Blockchain. The Marker Module is configured to permit FCC’s and the Transfer Agent’s authorized keys to make corrections to ledgered Certificates. As the Transfer Agent is responsible for tracking and correcting Certificates, this capability is mandatory for maintaining blockchain-related security effectively. Because of FCC’s AML/KYC process, it will not be possible for a Certificate holder to transfer Certificates in error to incorrect addresses or blockchains where the recipient has not been approved by FCC. In cases where a Certificate holder incorrectly transfers a Certificate to the wrong approved FCC account, the Transfer Agent can correct the erroneous transaction by adjusting the transaction history on the Provenance Blockchain and, if necessary, by blocking blockchain wallets if a transaction is made in error or if a private key has been lost or stolen. Any necessary adjustments made by the Transfer Agent will be separately recorded on the Provenance blockchain through subsequent transactions. Although the erroneous transaction will remain viewable as part of the blockchain record, the subsequent adjusting transactions also will be viewable and will reflect the correct ownership of the Certificates. Further, the Transfer Agent separately maintains the official record of Certificate ownership, which record will reflect the true owner of a Certificate, even if a bad actor has compromised that owner’s blockchain wallet.

Certificate Use Cases

Certificates are intended to be used for investment. In this regard, FCC expects purchasers of the Figure Installment Certificates to be interested in an instrument that provides yield backed by highly-liquid, investment-grade assets that can be held in a digital format. FCC expects purchasers of the Figure Transferable Certificates to be interested in an instrument that provides yield backed by highly-liquid, investment-grade assets that can be held in a digital format, liquidated on short notice, and used in peer-to-peer and ATS transactions.

In addition, FCC expects that the Figure Transferable Certificates may be used in the following ways:

●	As a so-called stablecoin alternative. Certificate holders may use the Figure Transferable Certificates as an alternative to currently available so-called stablecoins that do not offer any yield, are not regulated under the Investment Company Act, and are in bearer form.

●	As a settlement mechanism for transactions on registered alternative trading systems, similar to a settlement currency. Certificate holders may use the Figure Transferable Certificates to settle securities transactions on registered ATSs, including Figure Securities, Inc.’s ATS, which operates on the Provenance Blockchain. Note, however, that Figure Transferable Certificates do not have the attributes of real currency, including legal tender status.

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●	As a payment rail. Certificate holders may use Figure Transferable Certificates to make peer-to-peer payments to one another, as an alternative to other currently available payment systems.

Role of FCC’s Transfer Agent

Records of issuances and transactions are viewable on Provenance Blockchain, and record ownership of the Certificates is reflected on the records of the Transfer Agent. The Transfer Agent is regulated by the SEC. The Transfer Agent’s records constitute the official Certificate holder records of FCC and govern the record ownership of Certificates in all circumstances.

The Transfer Agent is also responsible for ensuring that each potential transferee of record ownership of the Certificates in a peer-to-peer or ATS transaction has established an FCC account on the books and records of FCC. Since the Transfer Agent is required to authorize all proposed transfers of the Certificates in a peer-to-peer or ATS transaction, if a potential transferee of record ownership is not approved on FCC’s records, the potential transfer of Certificates will fail. For more information about the costs and risks of effecting transactions using Provenance Blockchain, see “The Certificates are Digital Representations of FCC’s Face-Amount Certificates” and “Digital Asset Risks.”

Anti-Money Laundering/Know Your Customer

Potential Certificate holders must establish approved accounts with FCC prior to purchasing Certificates, whether directly from FCC or in a peer-to-peer or ATS transaction. In order to be approved, each potential Certificate holder must have completed FCC’s Anti-Money Laundering/Know Your Customer (“AML/KYC”) process including documentation required for a Certificate holder to establish an approved account with FCC (see “Anti-Money Laundering/Know Your Customer” and “Purchasing Certificates”).

As part of FCC’s effort to prevent money laundering and terrorist financing, FCC will delegate the administration of AML/KYC policies and procedures to Figure Payments Corporation, the “AML/KYC Service Provider.” Each potential investor must pass AML/KYC review by the AML/KYC Service Provider before being approved by FCC to open an FCC account and before the potential investor may receive any Figure Certificates. The AML/KYC Service Provider will require a detailed verification of a current or potential Certificate holder’s identity, any beneficial owner underlying the account and the source of the payment for Certificates in connection with such program. By successfully completing this process an investor will be approved for opening an FCC account and holding Certificates.

FCC’s board of directors (the “Board” or the “directors”), FCC, or its delegate reserves the right to request such information as is necessary to verify the identity of a current or potential Certificate holder, including documents to verify identity or contemporaneous photographic evidence, and the underlying beneficial owner of a current or potential Certificate holder’s Certificates. Once the identity of a current or potential Certificate holder is verified, the AML/KYC Service Provider will investigate such current or potential Certificate holder’s compliance with applicable AML/KYC laws. In the event of delay or failure by the Certificate holder to produce any information required for verification purposes by the AML/KYC Service Provider, FCC may refuse to accept or delay the acceptance of payment for the Certificates and/or may require the repurchase of any such Certificate holder’s Figure Certificates. FCC also may suspend the payment of repurchase proceeds or, in the case of a peer-to-peer or ATS transaction, payment of accrued interest to a Certificate holder if FCC reasonably deems it necessary to do so to comply with applicable AML/KYC laws or the laws, regulations, or executive orders administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or other laws or regulations by any person in any relevant jurisdiction. FCC may take one or more of the foregoing actions through the Transfer Agent or the AML/KYC Service Provider.

Each current or potential Certificate holder shall be required to make such representations to the Transfer Agent, AML/KYC Service Provider, or FCC as FCC shall require in connection with FCC’s AML/KYC and OFAC programs, including, without limitation, representations that the current or potential Certificate holder (or any person controlling or controlled by the current or potential Certificate holder; if the current or potential Certificate holder is a privately-held entity, any person having a beneficial interest in the current or potential Certificate holder; or any person for whom the current or potential Certificate holder is acting as agent or nominee in connection with the

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investment) is not (i) an individual or entity named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned persons issued by the U.S. government and the government(s) of any jurisdiction(s) in which FCC is doing business, including the List of Specially Designated Nationals and Blocked Persons administered by OFAC as such list may be amended from time to time; (ii) an individual or entity otherwise prohibited by the OFAC sanctions programs; or (iii) a current or former senior foreign political figure or politically exposed person, or an immediate family member or close associate of such an individual. Further, such current or potential Certificate holder must represent that it is not a prohibited foreign shell bank. Such current or potential Certificate holder will also be required to represent that amounts contributed by it to FCC were not directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including, without limitation, any applicable anti-money laundering laws and regulations.

Each current or potential Certificate holder must agree to notify FCC promptly in writing should it become aware of any change in the information set forth in its representations. All current and potential Certificate holders are advised that, by law, FCC may be obligated to “block” (i.e., freeze) the account of such Certificate holder, either by prohibiting additional investments from the Certificate holder, declining to repurchase Certificates from the Certificate holder, suspending the payment of repurchase proceeds, or, in the case of a peer-to-peer or ATS transaction, accrued interest payable to the Certificate holder, or segregating the assets in the Certificate holder’s account in compliance with governmental regulations. FCC, the AML/KYC Service Provider, and/or the Transfer Agent may also be required to report such action and to disclose the Certificate holder’s identity to OFAC or other applicable governmental and regulatory authorities. If any block on the account or suspension occurs, the Certificate holder’s account will be removed from FCC’s approved accounts. FCC may take one or more of the foregoing actions through the Transfer Agent or the AML/KYC Service Provider.

About FCC’s Control Person and Affiliates

Figure Technologies, Inc. (“FTI”), a financial technology company founded in 2018, directed the formation of FCC. FTI and its personnel were involved in the initial development of the Provenance Blockchain, through which transactions in Figure Certificates will be facilitated. Specifically, FTI and its personnel, including its Chief Executive Officer, Michael Cagney, were primarily responsible for the development and launch of the Provenance Blockchain. FCC authorized and issued all of its common stock, par value of $0.0001 per share, to FTI in exchange for $250,000.

In 2024, FTI underwent a corporate restructure and was replaced by separate entities, including Figure Technology Solutions, Inc. (“FTS”) and Figure Markets Holding Inc. (“FMHI”). Pursuant to the restructure, FTI is now a limited liability company and a wholly- owned subsidiary of FMHI. FMHI indirectly, through its wholly-owned subsidiary, owns all of the equity of FCC, comprised of 1,000 shares of common stock.

FMHI has several subsidiaries, several of which will provide a variety of services that impact the Figure Certificates:

●	Figure Investment Advisors, LLC provides investment advisory services to FCC.
●	Figure Equity Solutions, Inc. provides transfer agency and administrative services to FCC.
●	Figure Payments Corporation provides AML/KYC services to FCC.

FCC will use the Provenance Blockchain Foundation, an entity that is not affiliated with it, as a gas fee service provider. In that role, the Provenance Blockchain Foundation will facilitate gas payments in connection with transactions in Certificates.

Neither FCC nor any of its affiliates presently participate, or expect to participate, in the development and maintenance of the Provenance Blockchain.

See “Service Providers” for additional information about the above FCC affiliates and the Provenance Blockchain Foundation.

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Conflicts of Interest

FCC may be subject to conflicts of interest involving its affiliates, including the Transfer Agent, and FCC may enter into relationships with other affiliates, some of which may give rise to potential conflicts of interest. FCC intends to implement policies as necessary or appropriate to address such potential conflicts. Further, FCC’s affiliates will have substantial incentives to see FCC succeed, and merely because an actual or potential conflict of interest exists does not mean that it will be acted upon to the detriment of FCC.

Purchasing Certificates

Important: When you open an FCC account, you must provide your correct Taxpayer Identification Number (TIN), which is your Social Security Number, Individual Taxpayer Identification Number, or Employer Identification Number. See “Taxes on Earnings and Withdrawals.”

Investors may initiate a purchase of Certificates directly from FCC by completing an account application available through FCC’s web platform at ylds.com. The account application must be completed electronically and submitted electronically directly to FCC. FCC will not accept account applications via mail, overnight delivery, facsimile or other similar means of delivery. Investors seeking to purchase Certificates must use an electronic “wallet.” Wallets are software applications developed by third parties, including formerly by FTI, which store a wallet holder’s public and private keys. FCC does not currently have a proprietary wallet for use with Certificates. Rather, third-party developed wallets compatible with Certificates may be available as a web-based application, mobile application, desktop application, web browser plugin, or on a hardware-based device. An investor may obtain a wallet independently or FCC will facilitate the acquisition of a wallet. The private key associated with the wallet is held by the investor in self-custody unless the investor chooses to use a custodian to custody their private key. An investor can access their wallet (using a distinct private key) on the Provenance Blockchain to initiate a transaction. An investor’s FCC account is represented by its wallet.

Wallets that are established on the Provenance Blockchain, successfully screened by the AML/KYC Service Provider, and that are approved by FCC may engage in Certificate transactions. In addition to the wallet developed by FTI, any CosmosSDK wallet should be compatible with the Provenance Blockchain. That said, there may be a limited number of compatible wallets at any given time. FCC has not entered into any agreements or arrangements with any of its affiliates to promote FTI’s wallet. Neither the wallet developed by FTI nor any other CosmosSDK wallet provider presently charges fees for the use of their wallets.

Upon receipt of the completed account application, FCC will share the account application with the AML/KYC Service Provider, which, in compliance with the USA Patriot Act of 2001, will verify certain information on the account application as part of FCC’s AML/KYC program. As requested on the application, investors must supply full name, date of birth, social security number, ID, email, phone number and permanent street address. Mailing addresses containing only a P.O. Box will not be accepted. Investors may email FCCsupport@ylds.com for additional assistance when completing an application. If the AML/KYC Service Provider does not have a reasonable belief of the identity of an investor, FCC will reject the account or if the investor is already a Certificate holder, the Certificate holder will not be allowed to perform a transaction on the account until additional information is received. FCC reserves the right to close such an account within five business days if clarifying information and documentation is not received. If the AML/KYC Service Provider establishes a reasonable belief of the identity of an investor, FCC will approve the investor’s account, or if the investor is already a Certificate holder, the Certificate holder will be allowed to perform the requested transaction on the account. Potential or current Certificate holders must be approved by FCC prior to purchasing Certificates, whether directly from FCC or in a peer-to-peer or ATS transaction.

Purchasing Directly From FCC

Figure Certificates can be purchased directly from FCC through the Figure online portal (via its wallet interface) in two ways: (1) by wire or (2) by ACH; or through your account at Figure Payments Corporation.

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Online Portal

The online portal is accessible at: www.ylds.com. Follow the directions on the online portal to complete your purchase.

By Wire

FCC reserves the right to reject wires sent without prior notice. FCC’s receipt of funds will be treated as the time of investment. You may send funds to FCC using the account and routing information provided by FCC after account opening.

By ACH

Investors may send funds to FCC through ACH. FCC’s receipt of funds will be treated as the time of investment. You may send funds to FCC through ACH by using the account and routing information provided by FCC after account opening.

Through Your Account at Figure Payments Corporation

You may send funds to FCC from your stored value Figure Payments Corporations’ account by directing Figure Payments Corporation to send the purchased amount (denominated in dollars) to FCC.

Peer-to-Peer and ATS Transactions

Figure Transferable Certificates can be transferred in peer-to-peer and ATS transactions. A complete record of peer-to-peer and ATS transactions is viewable on the Provenance Blockchain. Although records of peer-to-peer and ATS transactions are viewable on Provenance, record and beneficial ownership of the Figure Transferable Certificates is reflected on the records of the Transfer Agent. The Transfer Agent’s records constitute the official Figure Transferable Certificate holder records and govern the record ownership of Figure Transferable Certificates in all circumstances.

Peer-to-peer and ATS transactions will occur on-chain and will occur at the face amount of a Figure Transferable Certificate ($0.01/Certificate). There is no minimum number of Figure Transferable Certificates that can be transferred in a peer-to-peer or ATS transaction, and individual participants in peer-to-peer and ATS transactions can specify the number of Figure Transferable Certificates that will transfer. Using blockchain for peer-to-peer and ATS transactions is relatively new and untested in the registered investment company market. FCC therefore anticipates that there will initially be low or no volume in peer-to-peer and ATS transactions for Figure Transferable Certificates. Only those wallets that are established on the Provenance Blockchain and that successfully complete the AML/KYC process through the AML/KYC Service Provider and are approved by FCC are eligible to transfer Figure Transferable Certificates to other wallets, which must be similarly established and eligible to hold the Figure Transferable Certificates (i.e., have completed AML/KYC). Further, parties seeking a peer-to-peer transaction must become aware of counterparties on their own, because FCC will not be involved in helping parties find counterparties.

Generally, users of the Provenance Blockchain generally must pay transaction fees (otherwise known as “gas fees”) in the form of “Hash,” the native digital asset for the operation of Provenance Blockchain, to the Provenance Blockchain network as part of the transaction validation process. Gas is collected by the nodes that validate the network and is intended to protect the Provenance Blockchain from frivolous or malicious computational tasks. Investors that purchase Certificates from FCC, submit Certificates to FCC for surrender, or initiate peer-to-peer or ATS transactions in Certificates will not have to pay any gas fees required by the Provenance Blockchain network. All gas fees involving the Certificates will be paid by FCC, using the services of the Provenance Blockchain Foundation as a gas fee service provider.

Withdrawal (Surrender)

You may request a withdrawal by surrendering your Certificate at any time. Surrenders of Certificates will be processed within 24 hours, but may take longer depending on congestion on the Provenance Blockchain or other technological reasons. Payment of surrender proceeds may be made in U.S. dollars by wire transfer or ACH, which may take 5 days. Payments can also be made through your stored value account at Figure Payments Corporation.

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You may request a withdrawal through the Figure online portal (via its wallet interface) in two ways: (1) by wire or (2) by ACH; or through your account at Figure Payments Corporation.

Online Portal

The online portal is accessible at: ylds.com Follow the directions on the online portal to complete the surrender of your Certificate(s).

By Wire

You may request a return of your surrender proceeds via wire through the online portal.

By ACH

You may request a return of your surrender proceeds via ACH through the online portal.

Through Your Account at Figure Payments Corporation

You may request a return of surrender proceeds by directing Figure Payments Corporation to send the proceeds from the stored value account to your external bank account.

For More Information

For information on purchases, peer-to-peer transfers, ATS transfers, withdrawals, proper instructions, and other service questions regarding your Certificate, please contact us at the following email address: FCCsupport@ylds.com.

How Your Money is Used and Protected

Backed by FCC’s Assets

FCC backs its Certificates by investing the money received and keeping the invested assets on deposit with its custodian. The investments generate interest and dividends, out of which FCC pays:

•	interest to Certificate owners; and

•	various expenses, including taxes, fees to its affiliates for advisory and other services, gas fees, distribution fees, selling agent fees to selling agents, custody fees, transfer agent fees, and gas fee service provider fees.

Taxes on Earnings and Withdrawals

The following is a general description of the federal income tax consequences of holding Certificates. This description applies to cash-method individual taxpayers holding a Certificate in a taxable account. Individual tax circumstances vary. The following does not address the full tax consequences of ownership of a Certificate through an IRA, 401(k) or other tax qualified retirement plan account, does not address the taxation of Certificates under state, municipal, or foreign law, and does not cover all tax consequences arising from the ownership of a Certificate. It is possible that changes in tax laws or interpretations thereof may result in changes to the taxation of Certificates or tax reporting requirements for Certificates. The tax consequences described in this prospectus are based on the issuer’s interpretation of current law, based on the assumption that Certificates should be subject to taxation in a manner similar to comparable financial products. The issuer has not received an IRS ruling or an opinion of counsel verifying the tax consequences described herein. As always, before purchasing a Certificate, you should consult your own tax advisor as to all tax consequences of the purchase, ownership, and disposition of Certificates.

Except to the extent otherwise stated below, this section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Certificate that is for U.S. federal income tax purposes a citizen or individual resident of the United States.

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Taxation of Certificates

The Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations do not specifically address the taxation of financial products with all of the unique features of the Certificates. The following summary of the relevant rules is the expected interpretation of the tax rules that could apply to these Certificates, and we will apply these rules to the Certificates.

It is expected, and the discussion below assumes, that the Certificates will qualify as “variable rate debt instruments.”

All stated interest on a Certificate will constitute qualified stated interest and will be taxable accordingly (as described below).

A Certificate will generally not be treated as issued with original issue discount (“OID”) unless it is issued at an issue price below its face amount and the difference between the issue price and face amount is equal to or greater than a specified de minimis amount. OID must be accrued and taxed annually as interest income. We expect and intend that each Certificate will be issued for a price equal to its face amount, including in the case of Figure Installment Certificates, where the initial face amount will be equal to the initial price and upon the holder making an installment payment, the face amount will increase by the amount of the installment payment per Certificate. Therefore, we expect, and the discussion below assumes, that the OID accrual rules will not apply to the Certificates.

A U.S. Holder of Certificates (including a cash-basis taxpayer) generally will be required to include interest on the Certificates when such interest is credited to such Certificate holder’s Certificates, regardless of whether or when such interest is paid in cash, due to the rights each Certificate holder has to surrender Certificates and receive proceeds in U.S. dollars and to receive monthly interest payments in cash at the option of such Certificate holder.

Your decision to allow the reinvestment of interest payments in additional Figure Transferable Certificates, to add interest payments to the principal amount of your Figure Installment Certificates, or to forgo surrendering your Certificates in exchange for cash generally will not affect the timing of your recognition (for income tax purposes) of interest on Certificates. As a result, you may recognize taxable income in excess of the cash interest paid with respect to the Certificates. You may be required to fund tax liabilities with respect to the Certificates by timely redeeming or selling Certificates or with cash from sources unrelated to the Certificates.

A Certificate’s basis is generally increased as accrued interest is taken into account as taxable income by its holder and decreased as payments of interest or principal are made in cash.

Certain high-income individuals (as well as estates and trusts) are subject to a 3.8% net investment income surtax. For individuals, the 3.8% tax applies to the lesser of (1) the amount by which the taxpayer’s modified adjusted gross income exceeds certain threshold amounts or (2) the taxpayer’s “net investment income.” For this purpose, net investment income includes interest on Certificates.

Peer-to-Peer and ATS Transfers

Any transfer of a Figure Transferable Certificate in a peer-to-peer or ATS transaction generally will result in a sale or exchange of the Figure Transferable Certificate for income tax purposes. In a sale or exchange of a Figure Transferable Certificate, you generally will recognize capital gain or loss equal to the difference between the amount realized by you (other than amounts, if any, attributable to accrued but unpaid interest which has not yet been taken into account by you as taxable income) and your basis in the Figure Transferable Certificate. The amount realized by you will include the amount of any cash and the fair market value of any other property you receive. The portion of any amount realized that is attributable to accrued but unpaid interest which has not yet been taken into account by you as taxable income will be taxed as ordinary interest income as described above. The gain or loss recognized by you on the disposition of the Figure Transferable Certificate generally will be long-term capital gain or loss if the holder has held the Figure Transferable Certificate for more than one year, or short-term capital gain or loss if the holder held the Figure Transferable Certificate for one year or less, at the time of the transaction. The deductibility of capital losses is subject to limitations. Parties to peer-to-peer and ATS transfers of Figure Transferable Certificates should consult their own tax advisors to understand the tax ramifications of any such transactions.

Tax Reporting

Each calendar year we provide the Certificate owners and the IRS with reports of all interest of $10 and above credited or accrued to Certificate owners’ accounts on Form 1099-INT, Interest Income. Withdrawals are reported to Certificate owners and the IRS on Form 1099-B, Proceeds from Broker and Barter Exchange Transactions, because a surrender of a Certificate is treated as a sale of a security. The adjusted basis of a Certificate will be reported to Certificate owners and the IRS on Form 1099-B. The tax reporting for interest income on a Certificate may vary by product.

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Foreign Investors

U.S. law requires withholding and reporting on certain transactions on accounts owned by foreign investors, including nonresident aliens and foreign entities. The IRS requires that these investors certify non-U.S. status and, if applicable, treaty eligibility, by completing one of the Forms W-8, available at www.irs.gov. Foreign investors must provide us with one of the Forms W-8. Failure to provide Form W-8 may result in backup withholding on interest, OID, withdrawals, and redemptions. Other rules will require additional reporting for foreign entities, such as foreign financial institutions.

Interest on your Certificate is “portfolio interest” as defined in Section 871(h) of the Code. Portfolio interest received by a nonresident individual or a foreign corporation from sources within the United States is generally not subject to U.S. tax. Even though your interest income may not be taxed by the U.S. government, it will be reported at year end to you and to the U.S. government on a Form 1042-S, Foreign Person’s U.S. Source Income Subject to Withholding. The United States participates in various tax treaties with foreign countries, which provide for sharing of tax information between the United States and such foreign countries.

Under the Foreign Account Tax Compliance Act (“FATCA”), Sections 1471 to 1474 of the Code, and Treasury Regulations, a withholding agent may be required to withhold 30% of distributions to (i) a foreign financial institution (including non-U.S. investment funds) unless such foreign financial institution agrees to verify, report, and disclose certain of its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address, and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specific requirements.

The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.

Your TIN and Backup Withholding

As with any financial account you open, as a U.S. taxpayer (including a U.S. citizen, resident alien, and sometimes a U.S. entity), you must list your correct TIN, which is generally your Social Security Number, Individual TIN, or Employer Identification Number. You must certify your TIN under penalties of perjury on your application when you open an account.

If you don’t provide and certify the correct TIN, you could be subject to backup withholding or FATCA withholding as a presumed foreign entity. You could also be subject to backup withholding because you failed to report interest on your tax return as required. You could also be subject to IRS penalties, such as:

●	a $50 penalty for each failure to supply your correct TIN;

●	a civil penalty of $500 if you make a false statement that results in no backup withholding; and

●	criminal penalties for falsifying information.

If you are not a U.S. taxpayer, you must provide the appropriate IRS Form W-8 to certify your non-U.S. status. There are various Forms W-8 for different types of taxpayers, including Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals).

For details on TIN requirements or for forms to certify your U.S. or non-U.S. status, ask your financial advisor or contact the FCC office. You also may obtain Form W-9, Request for Taxpayer Identification Number and Certification, or Form W-8 on the internet at irs.gov.

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Retirement Accounts

If Certificates are held in an IRA or other qualified plan account, certain income tax rules apply to withdrawals.

Income Tax Withholding. When you take a distribution from an IRA, 10% of the amount must be withheld for federal income taxes, unless you elect not to have the tax withholding apply. When you take a distribution from a qualified plan account, such as a 401(k), 20% of the amount must be withheld for federal income taxes unless the distribution is directly rolled over to another qualified plan or IRA. Distributions that are not eligible to be rolled over, such as required minimum distributions, are not subject to 20% mandatory withholding but may be subject to the 10% withholding described above.

The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a foreign investor.

Tax Penalties. In general, distributions from IRAs and other qualified plan accounts are also subject to a 10% premature distribution penalty tax unless the distribution is made after age 59 1⁄2 or to your beneficiaries following your death, or you are disabled. Other exceptions may also apply.

Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA. The Certificates may not be available for all types of retirement accounts.

Use of Proceeds

FCC’s business activities consist entirely of the issuance and servicing of the Certificates and the investment of the proceeds received from the sale of its Certificates in securities and other assets. The profitability of FCC’s operations is determined by the difference between (1) the amount of FCC’s earnings on its investment portfolio and (2) the sum of its liabilities (e.g., payment of face amount of outstanding Certificates) and its expenses (e.g., the interest it agrees to pay, taxes, and its investment and operating expenses, such as, but not limited to, investment advisory fees, brokerage costs, gas fees, custodial expenses, disinterested director fees, and distribution fees).

Investment Policies

Figure Investment Advisors, LLC (the “Adviser”) serves as FCC’s investment adviser and invests the assets in FCC’s portfolio in accordance with FCC’s investment policy and applicable law. The following policies currently govern the Adviser’s investment decisions.

INVESTMENT COMPANY ACT REQUIREMENTS

Reserves

The Investment Company Act requires FCC to maintain a portion of the payments that FCC receives in connection with sales of the Certificates as reserves. The purpose of these reserves is to ensure that FCC has enough assets to meet its obligations under the Certificates. This obligation includes not only amounts due at maturity but also upon surrender prior to maturity. The Investment Company Act also requires that reserves are invested in investments of a kind that District of Columbia life insurance companies can invest in or hold (“Qualified Investments”). In addition, the Investment Company Act prohibits FCC from declaring or paying dividends to our shareholders in excess of certain limits unless FCC meets its reserve requirements. FCC maintains all of its assets, including its reserves, with the Custodian. Requirements that apply to FCC’s reserves may not apply to assets that FCC holds in excess of its reserves (“Excess Assets”). FCC invests its reserves in accordance with the percentage limitations provided by the

31

Code of the District of Columbia, including the general 3% diversification limitation as well as the limitations applicable to “medium grade” and “lower grade” investments.

Section 28 of the Investment Company Act sets the minimum amount out of certificate holders’ payments that a face-amount certificate company should set aside as reserves and the minimum amount that must be payable to a certificate holder upon surrender of a certificate. These minimums differ for installment-type certificates (such as the Figure Installment Certificates) and fully-paid certificates (such as the Figure Transferable Certificates). FCC posts its daily reserve ratios using both statutory and GAAP methodologies on its website at ylds.com.

Statutory Minimum: Installment-Type Certificates

A face-amount certificate company must deposit reserves of: (1) at least 80% of the gross annual payments made by a certificate holder in the first three years of a certificate; (2) at least 90% of these payments for the 4th year of a certificate; (3) at least 93% of these payments for the 5th year of a certificate; and (4) at least 96% of these payments for all other years. However, the aggregate reserve payments must always amount to at least 93% of the aggregate gross annual payments that a certificate holder must make to obtain the maturity of a certificate. Generally, if the above requirements produce reserves (calculated by applying no more than a 3.5% annual interest rate, compounded annually) larger than the amounts necessary to provide the minimum maturity or face-amount of a certificate when due, then instead of applying an annual interest rate of up to 3.5% to the calculation, the company may lower the applied annual interest rate in multiples of 0.125% to equate the reserves with the maturity value of the certificates.

If a certificate is surrendered during the first year after purchase, the certificate holder shall be entitled to a value payable in cash at least equal to 80% of the amount of the gross annual payment required for such year, subject to the interest rate described above. If the certificate is surrendered after the first year but before maturity, the certificate holder is entitled to an amount payable in cash of not less than 93% of the gross annual payments made subject to the interest rate described above, or 15% of the amount of such reserve, whichever is the lesser, but in no event shall such value be less than 80% of the amount of such reserve.

Statutory Minimum: Fully-Paid Certificates

For each fully-paid certificate, the Investment Company Act generally requires that the amount of the reserves must at any time be at least equal to (1) such amount, when accumulated, at a rate not to exceed 3.5% per year, compounded annually, that will provide the amount payable when due and (2) such amount as shall have been credited to the account of each such certificate holder in the form of any credit, or any dividend, or any interest in addition to the minimum maturity amount specified in the certificate, plus any accumulations on any amount so credited, at a rate not exceeding 3.5% per year, compounded annually.

If a certificate is surrendered any time prior to maturity, the certificate holder is entitled to a value payable in cash of not less than the then amount of the reserves in the amount described above, or 15% of the amount of such reserve, whichever is the lesser.

Qualified Investments

The Investment Company Act requires that FCC’s reserves be held in cash or invested in investments that are Qualified Investments. Qualified Investments under the Code of the District of Columbia (the “DC Code”) include the investments listed below. The DC Code also limits investments in certain types of Qualified Investments, such that FCC expects the largest portion of its portfolio to be invested in “high grade” fixed-income securities.

Valuation of FCC’S Assets

FCC generally is required to use amortized cost for the purpose of valuing its investments in connection with calculating its reserves, as required under Section 28 of the Investment Company Act. Amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount or reducing the carrying value if acquired at a premium, so that the carrying value is equal to the security's maturity value on the maturity date. The amortized cost of an investment may not be equivalent to the market value of such investment. Therefore, if FCC sells investments, it may receive more or less than amortized cost. This deviation between amortized cost value and market value may result in less accurate financial forecasting by FCC and a possibility that the assets

32

held by FCC may not be sufficient to meet FCC’s obligations at any given time. To address this risk, FCC maintains market valuations of all of its assets, alongside its required amortized cost valuations.

Excess Assets

The Investment Company Act does not restrict the investments a face-amount certificate company may hold as Excess Assets. FCC intends its Excess Assets to consist primarily of the same types of investments that comprise Qualified Investments.

PERMISSIBLE INVESTMENTS

Fixed Income Securities

Fixed-income securities pay interest, dividends or distributions at a specified rate. The rate may be a fixed percentage of the principal or may be adjusted periodically. Investments in fixed income securities may include securities with variable and floating rates. In addition, the issuer of a fixed-income security must repay the principal amount of the security, normally within a specified time. Fixed- income securities provide more regular income than equity securities. However, the returns on fixed-income securities are limited and normally do not increase with the issuer’s earnings. This limits the potential appreciation of fixed-income securities as compared to equity securities. A security’s yield measures the annual income earned on a security as a percentage of its price. A security’s yield will increase or decrease depending upon whether it costs less (a “discount”) or more (a “premium”) than the principal amount. If the issuer may redeem the security before its scheduled maturity, the price and yield on a discount or premium security may change based upon the probability of an early redemption. Securities with higher risks generally have higher yields. The following describes the types of fixed-income securities in which FCC principally invests:

Corporate Debt Securities (A Type of Fixed-Income Security)

Corporate debt securities are fixed-income securities issued by businesses. Notes, bonds, debentures and commercial paper are the most prevalent types of corporate debt securities. FCC may also purchase interests in bank loans to companies.

Commercial Paper (A Type of Corporate Debt Security)

Commercial paper is an issuer’s obligation with a maturity of less than nine months. Companies typically issue commercial paper to pay for current expenditures. Most issuers constantly reissue their commercial paper and use the proceeds (or bank loans) to repay maturing paper. If the issuer cannot continue to obtain liquidity in this fashion, its commercial paper may default.

Demand Instruments (A Type of Corporate Debt Security)

Demand instruments are corporate debt securities that require the issuer or a third party, such as a dealer or bank (the “Demand Provider”), to repurchase the security for its face value upon demand. Some demand instruments are “conditional,” so that the occurrence of certain conditions relieves the Demand Provider of its obligation to repurchase the security. Other demand instruments are “unconditional,” so that there are no conditions under which the Demand Provider’s obligation to repurchase the security can terminate.

Bank Instruments (A Type of Fixed-Income Security)

Bank instruments are unsecured, interest-bearing deposits with banks. Bank instruments include, but are not limited to, bank accounts, time deposits, certificates of deposit and banker’s acceptances. Yankee instruments are denominated in U.S. dollars and issued by U.S. branches of foreign banks. Eurodollar instruments are denominated in U.S. dollars and issued by non-U.S. branches of U.S. or foreign banks. FCC will not invest in instruments of domestic and foreign banks and savings and loans unless they have capital, surplus and undivided profits of over $100,000,000, or if the principal amount of the instrument is insured by the Bank Insurance Fund or the Savings Association Insurance Fund which are administered by the Federal Deposit Insurance Corporation. These instruments may include Eurodollar Certificates of Deposit, Yankee Certificates of Deposit and Eurodollar Time Deposits.

33

Asset-Backed Securities (A Type of Fixed-Income Security)

Asset-backed securities are payable from pools of obligations. Most asset-backed securities involve consumer or commercial debts with maturities of less than 10 years. However, almost any type of fixed-income assets (including other fixed-income securities) may be used to create an asset-backed security. Asset-backed securities may take the form of commercial paper, notes or pass-through certificates. Asset-backed securities have prepayment risks.

Government Securities (A Type of Fixed-Income Security)

Government securities are issued or guaranteed by a federal agency or instrumentality acting under federal authority. Some government securities, including those issued by Ginnie Mae, are supported by the full faith and credit of the United States and are guaranteed only as to the timely payment of interest and principal. Other government securities receive support through federal subsidies, loans or other benefits, but are not backed by the full faith and credit of the United States. For example, the U.S. Treasury is authorized to purchase specified amounts of securities issued by (or otherwise make funds available to) the Federal Home Loan Bank System, Freddie Mac and Fannie Mae in support of such obligations. Some government agency securities have no explicit financial support, and are supported only by the credit of the applicable agency, instrumentality or corporation. The U.S. government has provided financial support to Freddie Mac and Fannie Mae, but there is no assurance that it will support these or other agencies in the future. FCC treats mortgage-backed securities guaranteed by a federal agency or instrumentality as government securities. Although such a guarantee helps protect against credit risk, it does not eliminate it entirely or reduce other risks.

Treasury Securities (A Type of Fixed-Income Security)

Treasury securities are direct obligations of the federal government of the United States, including bills, notes and bonds. These securities may also be purchased on a “when-issued” basis.

Callable Securities (A Type of Fixed-Income Security)

Certain fixed-income securities in which FCC invests are callable at the option of the issuer. Callable securities are subject to call risks.

Municipal Securities (A Type of Fixed-Income Security)

Municipal securities are issued by states, counties, cities and other political subdivisions and authorities. Although many municipal securities are exempt from federal income tax, FCC may also invest in taxable municipal securities.

Foreign Securities

Foreign securities are securities of issuers based outside the United States. FCC considers an issuer to be based outside the United States if:

●	it is organized under the laws of, or has its principal office located in, another country;

●	the principal trading market for its securities is in another country; or

●	it (directly or through its consolidated subsidiaries) derived in its most current fiscal year at least 50% of its total assets, capitalization, gross revenue or profit from goods produced, services performed or sales made in another country.

Along with the risks normally associated with domestic securities of the same type, foreign securities are subject to risks of foreign investing.

Supranational Organization Obligations

Supranational organization obligations are debt securities of supranational organizations such as the European Investment Bank, the Inter-American Development Bank, or the World Bank, which are chartered to promote economic development.

Investing in Securities of Other Investment Companies

FCC may invest its assets in shares of other investment companies as an efficient means of implementing its investment strategies, managing its uninvested cash and/or other investment reasons consistent with FCC’s investment

34

objective and investment strategies. These investments may include, to the extent permissible, shares of affiliated investment companies, such as affiliated money market funds. Other investment companies are managed independently of FCC and incur additional fees and/or expenses which would, therefore, be borne indirectly by FCC in connection with any such investment. These investments also can create conflicts of interest for the Adviser to FCC and the investment adviser to the acquired fund. For example, a conflict of interest can arise due to the possibility that the Adviser to FCC could make a decision to redeem FCC’s investment in the acquired fund. In the case of an investment in an affiliated fund, a conflict of interest can arise if, because of FCC’s investment in the acquired fund, the acquired fund is able to garner more assets, thereby growing the acquired fund and increasing the management fees received by the investment adviser to the acquired fund, which would either be the Adviser or an affiliate of the Adviser. However, the Adviser believes that the benefits and efficiencies of making any permissible investments in other investment companies should outweigh the potential additional fees and/or expenses and resulting conflicts of interest. Any additional fees and/or expenses associated with FCC’s investment in affiliated money market funds will be waived such that FCC’s shareholders will not be negatively impacted. FCC will be subject to the investment limitations provided by Section 12(d)(1) of the Investment Company Act and the rules thereunder with respect to investments in securities of other investment companies.

PROHIBITED OR LIMITED INVESTMENTS

Real estate

FCC does not intend to invest in real estate. FCC may invest in mortgage loans secured by real estate, so long as certain underwriting conditions are met.

Commodities

FCC does not intend to purchase or sell commodities or commodity contracts.

Derivatives

FCC does not intend to use derivatives, such as futures, options, and swaps, as a general matter. To the extent that FCC does use derivatives, it will be in order to hedge various investments or for risk management. FCC’s use of derivatives will not exceed the de minimis requirements of Rule 4.5 of the Commodity Futures Trading Commission. When these instruments are included in FCC’s reserves, FCC’s use also will be limited by the requirements of the provisions of the Code of the District of Columbia that apply to District of Columbia life insurance companies. For additional information, see “Reserves.” FCC’s Adviser maintains policies and procedures reflecting these restrictions on derivatives use.

OTHER INVESTMENTS, TRANSACTIONS, TECHNIQUES

Additional Information Regarding the Security Selection Process

As part of analysis in its security selection process, among other factors, the Adviser may evaluate whether environmental, social and governance factors could have a positive or negative impact on the risk profiles of many issuers or guarantors in the universe of securities in which FCC may invest. The Adviser may also consider information derived from active engagements conducted by its in-house stewardship team with certain issuers or guarantors on environmental, social and governance topics. This qualitative analysis does not automatically result in including or excluding specific securities but may be used by the Adviser as an additional input in its primary analysis.

Credit Enhancement

The Fund may invest in securities that have credit enhancement. Credit enhancement consists of an arrangement in which an entity agrees to pay amounts due on a fixed-income security if the issuer defaults. In some cases, the entity providing credit enhancement makes all payments directly to the security holders and receives reimbursement from the issuer. Normally, the credit enhancement provider may have greater financial resources and liquidity than the issuer. For this reason, the Adviser may evaluate the credit risk of a fixed-income security based solely upon its credit enhancement. Common types of credit enhancement include guarantees, letters of credit, bond insurance and surety bonds. Credit enhancement also includes arrangements where securities or other liquid assets secure payment of a fixed-income security. If a default occurs, these assets may be sold and the proceeds paid to the security’s holders.

35

Either form of credit enhancement reduces credit risks by providing another source of payment for a fixed-income security. The Adviser evaluates credit enhancements based on its own credit assessment standards and analysis.

Repurchase Agreements

Repurchase agreements are transactions in which FCC buys a security from a dealer or bank and agrees to sell the security back at a mutually agreed-upon time and price. The repurchase price exceeds the sale price, reflecting FCC’s return on the transaction. This return is unrelated to the interest rate on the underlying security. FCC will enter into repurchase agreements only with banks and other recognized financial institutions, such as securities dealers, deemed creditworthy by the Adviser. FCC’s custodian will take possession of the securities subject to repurchase agreements. The Adviser or custodian will monitor the value of the underlying security each day to ensure that the value of the security always equals or exceeds the repurchase price. Repurchase agreements are subject to credit risks.

Borrowing money

FCC does not intend to borrow money, although from time to time, FCC may establish a line of credit with banks if management believed borrowing is necessary or desirable. Any such indebtedness will be short-term in nature.

Underwriting

FCC does not intend to engage in the public distribution of securities issued by others. However, if FCC purchases unregistered securities and later resells them, FCC may be considered an underwriter (selling securities for others) under federal securities laws.

Lending securities

FCC does not intend to lend its securities.

Concentration and Portfolio Turnover

There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

FCC’s Service Providers

In connection with FCC’s business of issuing and distributing Certificates and managing the assets that back the Certificates, it utilizes a number of service providers. FCC has entered into agreements with several entities, many of which are affiliated with FCC, to provide asset management and administrative services, distribution, transfer agent services, anti-money laundering/know-your- customer services, and custody.

Investment Adviser

Under the Investment Advisory Agreement, Figure Investment Advisors, LLC (the “Adviser”) acts as our investment adviser and is responsible for:

●	making specific investment recommendations, and

●	executing purchase and sale orders according to our policy of seeking to obtain the best price and execution.

All these activities are subject to direction and control by our Board and officers. Our agreement with the Adviser requires annual renewal by our board, including a majority of directors who are not interested persons of the Adviser or FCC, as determined under the Investment Company Act.

For its services, FCC pays the Adviser 0.25% on assets under management.

Net invested assets are determined using Generally Accepted Accounting Principles (GAAP) and include the following items:

●	cash and cash equivalents;

●	accounts receivable for interest and dividends and securities sold;

36

●	accounts payables for invested assets purchased;

●	securities available for sale (including any segregated assets);

●	trading securities;

●	purchased equity index options;

●	written equity index options; and

●	mortgages.

Bank loans and accounts receivable for incoming purchases of Certificates are deducted from total assets to arrive at net invested assets. In addition to the monthly management fee based on net invested assets, the Adviser also receives a fee for managing and servicing bank loans. That fee is 0.20% of the book value of the bank loans, paid on an annual basis.

The advisory fee is not paid out of reserves.

Transfer Agent

Under the Transfer Agency Agreement, Figure Equity Solutions, Inc., maintains Certificate owner accounts and records. FCC pays Figure Equity Solutions, Inc. a monthly fee of $5,000 for this service.

Administrator

Figure Equity Solutions, Inc. provides administrative services. FCC pays Figure Equity Solutions a monthly fee equal to the costs incurred by the administrator in providing such administrative services.

Gas Fee Service Provider

Pursuant to an agreement with FCC (the “Gas Fee Services Agreement”), Provenance Blockchain Foundation facilitates FCC’s payment of gas fees incurred in connection with Certificate transactions. As the gas fee service provider, Provenance Blockchain Foundation pays, on behalf of FCC, all gas fees for investor Certificate transactions on the Provenance Blockchain. FCC will make payments in U.S. dollars to Provenance Blockchain Foundation for gas fees incurred for investor transactions upon receipt of invoices from Provenance Blockchain Foundation. FCC will not pay Provenance Blockchain Foundation from assets held as reserves. See “Reserves.” FCC’s payment in U.S. dollars to the Provenance Blockchain Foundation will be calculated based on the market value of Hash, the value of which fluctuates, at the time gas fees are incurred in connection with Certificate transactions. Provenance Blockchain Foundation will use Hash to pay for Certificate transaction gas fees on the Provenance Blockchain and will be subsequently reimbursed by FCC for such fees.

AML/KYC Service Provider

Under the AML/KYC Service Provider Agreement, Figure Payments Corporation conducts anti-money laundering and know-your-customer reviews on all Certificate investors as set forth in FCC’s Anti-Money Laundering/Know Your Customer Program. FCC pays Figure Payments Corporation a $2.00 fee per review for this service.

Custodian

Under the Custody Agreement, UMB holds FCC’s assets in custody for the benefit of FCC. FCC pays fees based on the assets held for FCC with an annual minimum of $18,000 as well as per transaction charges for certain types of transactions and out-of-pocket expenses. The net assets fee is 1.00 basis point for the first $250 million in assets, 0.50 basis point for the next $250 million in assets and 0.40 basis point for assets over $500 million. The agreement authorizes UMB to enter into subcustodial arrangements with other banks.

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DIRECTORS AND OFFICERS

The nomination and selection of the independent directors, directors who are not “interested persons” of FCC as defined in the Investment Company Act, is committed to the discretion of the incumbent independent directors. The full slate of directors is then submitted to FCC’s sole shareholder, a wholly-owned subsidiary of FMHI called Figure Technologies, LLC. The sole shareholder elects the board of directors that oversees FCC’s operations. The board annually elects the chairman and FCC’s executive officers for a term of one year.

Experience and Qualifications

The following is a summary of the experience, qualifications, attributes and skills of each director that were among the criteria that led to the conclusion that each director possesses the appropriate qualifications to serve as a director in light of FCC’s business and structure.

Independent Board Members

Name, address, age	Position held with FCC and length of service	Principal occupations during past five years	Other directorships	Committee memberships

Kanwarpal Singh Bindra 650 California St. Suite 2700, San Francisco, CA Born 1964	Director, since 2024	● Chief Product & Operating Officer, Nuvei ● Group President, Chief Product Officer, FIS ● Chief Executive Officer, Pine Labs ● Member of Visa Operating Committee

●   Board Partner, Ribbit Capital, Non-Executive

●   Member Board of Directors, Kasisto, Inc.

●   Advisor, Prove

●   Advisor, Blackhawk Network

●   Non-Executive Director, CloudPay

●   Advisor, ChargeAfter

●   Advisor, StellarFi

●   Advisor, Kanmon

●   Executive Advisor, Riverwood Capital

●   Board Advisor, Pine Labs

●   Non-Executive Director, Pine Labs

●   Non-Executive Director, Billtrust

●   Non-Executive Director, Fareportal

None
Sara Wardell-Smith 650 California St. Suite 2700, San Francisco, CA Born 1970	Director, since 2024	● Head of N.A. Business Solutions, Visa	● Member Board of Directors, Axos Financial ● Member Board of Directors, R&T Deposit Solutions ● Member Board of Directors, Provenance Blockchain Foundation ● Member U.S. Board of Directors, Revolut	None
Donald H. Putnam 650 California St. Suite 2700, San Francisco, CA Born 1952	Director, since 2024	Managing Partner Grail Partners	● Member Board of Directors, Avalon Holdings ● Member Board of Directors, Welton investment Company ● Member Board of Directors, Flame Corporation	None

Board Member Affiliated with Figure Certificate Company*

Name, address, age	Position held with FCC and length of service	Principal occupations during past ten years	Other directorships	Committee memberships
Michael S. Cagney 650 California St. Suite 2700, San Francisco, CA Born 1971	Chair of the board, since 2024 Director, since 2024	CEO and co-founder of Sofi Inc., Figure Technologies and Figure Markets Holdings, Inc.	Chair of the Board, Figure Markets Holdings, Inc. Chair of the Board, Figure Technology Solutions, Inc.	None

June Ou 650 California St. Suite 2700, San Francisco, CA Born 1965	Director, since 2024	President and co-founder of Figure Technology Holdings and Figure Markets Holdings, Inc.	None	None

*Interested person by reason of being an officer, director and/or employee of Figure Certificate Company or its affiliates.

Board Structure and Oversight

FCC’s Board manages the business affairs of FCC. The directors establish policies and review and approve contracts and their continuance. The directors regularly request and/or receive reports from the Adviser, FCC’s other service providers, and FCC’s Chief Compliance Officer (“CCO”). The Board is comprised of five directors, three of whom are independent directors. FCC’s day-to-day operations are managed by its officers, the Adviser, and FCC’s other service providers.

The Board is responsible for monitoring FCC’s accounting policies, financial reporting and internal control system, monitoring the work of FCC’s accountants and providing an open avenue of communication among the independent auditors, FCC’s management, and the Board. The Board may form an Audit Committee in the future which will be responsible for these functions.

The Board meets periodically throughout the year to review FCC’s activities, including, among others, valuation matters and compliance with regulatory requirements, and to review contractual arrangements with service providers.

On at least a quarterly basis, the Board meets with FCC’s CCO to discuss issues related to portfolio compliance and, on at least an annual basis, receives a report from the CCO regarding the effectiveness of FCC’s compliance program. In addition, the Board receives reports from the Adviser on the investments and securities trading of FCC, as well as reports on reserve levels. The Board also receives reports from FCC’s primary service providers on a periodic or regular basis, including the Adviser as well as FCC’s Custodian, Administrator, Gas Fee Service Provider, AML/KYC Service Provider, and Transfer Agent.

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Officers

Name, address, age	Position held with FCC and length of service
Michael S. Cagney, 650 California St. Suite 2700, San Francisco, CA, Born 1971	CEO, since 2023

June Ou, 650 California St. Suite 2700, San Francisco, CA, Born 1965	Corporate Secretary, since 2024
Dan Grueter, 650 California St. Suite 2700, San Francisco, CA, Born 1983	Treasurer, since 2024
Jason Rives, 650 California St. Suite 2700, San Francisco, CA, Born 1976	Chief Compliance Officer, since 2024

Compensation

Directors

Each director who is not an interested person of FCC receives an annual retainer of $25,000 for serving on the Board, an annual retainer of $5,000 for serving on one or more committees of the Board, and a $0 fee for each regular or special Board meeting he or she attends. The directors also receive reimbursement for their expenses incurred in attending any meeting of the Board.

Officers

All of our current named executive officers are at-will employees and set forth below is a summary of the current terms of their compensatory arrangements.

Each officer receives an annual salary along with a discretionary bonus and equity compensation. The officers also receive reimbursement for their expenses incurred in connection with their employment.

Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling FCC, FCC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

FCC is newly formed and has not commenced operations. While it has included financial statements in this registration statement, as a result of not having commenced operations, it does not have any financial information on which to assess FCC’s financial condition or results of operations.

39

FIGURE CERTIFICATE COMPANY

F-1

KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

Report of Independent Registered Public Accounting Firm

To the Stockholder

Figure Certificate Company:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Figure Certificate Company (the Company) as of December 31, 2024 and 2023, the related statements of operations and comprehensive loss, changes in stockholder’s equity, and cash flows for the year ended December 31, 2024 and period from inception (April 13, 2023) to December 31, 2023, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and period from inception (April 13, 2023) to December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

San Francisco, California
January 10, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

F-2

FIGURE CERTIFICATE COMPANY

BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Cash	$ 500	$ 250
Deferred offering costs	515	226
Total assets	$ 1,015	$ 476
Liabilities
Accounts payable	$ 133	$ 4
Accrued expenses	271	1
Accrued offering costs	90	43
Total liabilities	494	48
Stockholders’ equity
Common stock, $0.0001 par value
(1,000 shares authorized, issued and outstanding)	-	-
Additional paid-in capital	1,126	459
Accumulated deficit	(605)	(31)
Total stockholder’s equity	521	428
Total liabilities and stockholder’s equity	$ 1,015	$ 476

The accompanying notes are an integral part of these financial statements.

F-3

FIGURE CERTIFICATE COMPANY

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	For the year ended December 31, 2024	For the period from inception (April 13, 2023) to December 31, 2023
Expenses
General and administrative	$ 98	$ -
Organizational costs	476	31
Total expenses	574	31
Loss before income taxes	(574)	(31)
Net loss and comprehensive loss	$ (574)	$ (31)
Net loss per share Basic and diluted	$ (574)	$ (31)
Weighted-average common shares outstanding Basic and diluted	1,000	1,000

The accompanying notes are an integral part of these financial statements.

F-4

FIGURE CERTIFICATE COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

(In thousands, except share and per share data)

	Common Stock
	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholder’s equity
Balance at inception (April 13, 2023)	-	$ -	$ -	$ -	$ -
Issuance of common stock	1,000	-	250	-	250
Capital contribution from Parent	-	-	209	-	209
Net loss	-	-	-	(31)	(31)
Balance at December 31, 2023	1,000	$ -	$ 459	$ (31)	$ 428
Capital contribution from Parent	-	-	667	-	667
Net loss	-	-	-	(574)	(574)
Balance at December 31, 2024	1,000	$ -	$ 1,126	(605)	$ 521

The accompanying notes are an integral part of these financial statements.

F-5

FIGURE CERTIFICATE COMPANY

STATEMENTS OF CASH FLOWS

(In Thousands, except share and per share data)

	For the year ended December 31, 2024	For the period from inception (April 13, 2023) to December 31, 2023
Cash Flows from Operating Activities
Net loss	$ (574)	$ (31)
Adjustments to reconcile net loss to net cash used in operating activities:
Net change in assets and liabilities:
Accounts payable	129	4
Accrued expenses	270	1
Operating costs paid by the Parent	175	26
Net cash (used in) operating activities
Cash Flows from Financing Activities
Capital contribution from Parent	250	250
Net cash provided by financing activities	250	250
Net increase in cash	250	250
Cash, beginning of year/period	250	-
Cash, end of year/period	$ 500	$ 250
Supplemental non-cash operating activities:
Operating costs paid by the Parent	$ 175	$ 26
Supplemental non-cash financing activities:
Payments by Parent for deferred offering costs	$ 242	$ 183
Deferred offering costs included in accrued offering costs	$ 47	$ 43

The accompanying notes are an integral part of these financial statements.

F-6

FIGURE CERTIFICATE COMPANY

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2024 AND
PERIOD FROM INCEPTION TO DECEMBER 31, 2023

NOTE 1 — NATURE OF OPERATIONS

Figure Certificate Company (“FCC” or the “Company”) was incorporated on April 13, 2023 as a Delaware corporation and had been, since its inception, wholly owned by Figure Technologies, Inc. (“FTI”) through March 17, 2024. A reorganization agreement (the “Agreement”) was entered into on March 18, 2024 with various affiliates. Subsequent to the reorganization agreement, FCC is a wholly owned subsidiary of Figure Markets Holding, Inc. (“FMHI”).

The Company has not yet commenced operations and all activities from its inception relate to the intent to register as a face-amount certificate company with the Securities and Exchange Commissions (“SEC”) under the Investment Company Act of 1940, as amended (“Investment Company Act”). FCC intends to issue fixed-income securities registered with the SEC.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company is an investment company and follows the accounting and reporting guidance the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 946 Financial Services — Investment Companies. The carrying amounts of the assets and liabilities recorded in the accompanying balance sheets approximate their respective fair values due to their short maturities.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

CASH

Cash consists of bank deposits held in a business checking account. The Company’s cash balances at times may exceed insurable amounts. As of December 31, 2024 and the period ended December 31, 2023, the Company did not have any cash equivalent balances, defined as highly liquid financial instruments purchased with original maturities of three months or less.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses consist primarily of accounting fees. These fees are recognized in the period incurred.

ORGANIZATIONAL COSTS

Start-up costs incurred to establish and organize the Company are expensed as incurred. These expenses consist primarily of legal fees and other costs of organizing the Company.

The accompanying notes are an integral part of these financial statements.

F-7

FIGURE CERTIFICATE COMPANY

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2024 AND
PERIOD FROM INCEPTION TO DECEMBER 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is evaluated and may be established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryback or carryforward periods.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained upon review by the taxing authority. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

DEFERRED OFFERING COSTS

Deferred offering costs, which consist of direct incremental legal, accounting, consulting and other fees related to our planned offering of debt securities are capitalized and presented as Deferred Offering Costs under Total Assets on the balance sheets. The deferred offering costs will be offset against proceeds upon the consummation of a successful planned offering. In the event the planned offering is terminated, the deferred offering costs will be immediately expensed in the statements of operations and comprehensive loss. Deferred offering costs were approximately $0.5 million and $0.2 million as of December 31, 2024 and December 31, 2023, respectively.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this update improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. Specifically, the new guidance requires disclosure, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), and an amount for other segment items by reportable segment, with a description of its composition. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, and provide new segment disclosure requirements for entities with a single reportable segment. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption of this new standard did not have a material impact to the Company’s financial statement disclosures since the Company operates under a single segment.

The accompanying notes are an integral part of these financial statements.

F-8

FIGURE CERTIFICATE COMPANY

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2024 AND
PERIOD FROM INCEPTION TO DECEMBER 31, 2023

NOTE 3 — STOCKHOLDER’S EQUITY

Common Stock

Pursuant to the certificate of incorporation dated April 13, 2023, the Company had a total of 1,000 shares of common stock authorized for issuance with par value of $0.0001 per share. Accordingly, as of December 31, 2024 and the period ended December 31, 2023, the Company had 1,000 shares of common stock issued and outstanding, respectively. Such shares of common stock are currently held by FMHI, and prior to the reorganization on March 18, 2024, subscribed to by FTI in consideration of direct payment of $0.25 million. As of December 31, 2024, FMHI is the sole stockholder of the Company.

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company has been managed and operated in the normal course of business by its parent, FMHI, and prior to the reorganization on March 18, 2024, its prior parent FTI. FMHI and FTI make payments to vendors on behalf of the Company for general and administrative expenses, deferred financing costs and organizational costs. These payments from the Parent are shown within Additional Paid-in Capital on the balance sheets.

For the year ended 2024, the Parent paid a total of $417 thousand of costs, including $175 thousand of costs to vendors for operations and $242 thousand of costs for deferred financing costs. The $417 thousand of payments by the parent have been recorded as a part of the contributions from Parent in Additional Paid-in Capital.

For the period ended 2023, the Parent paid a total of $209 thousand of costs, including $26 thousand of costs to vendors for operations and $183 thousand of deferred offering costs. The $209 thousand of payments by the parent have been recorded as a contribution from Parent in Additional Paid-in Capital.

Risk management

FMHI carries insurance for property, casualty, product liability matters, directors and officers, auto liability, and workers’ compensation and maintains excess policies to provide additional limits. Expenses related to coverage are provided through FMHI.

NOTE 5 — SEGMENT REPORTING

Operating segments are revenue-producing components of the Company for which separate financial information is produced internally for and analyzed by the Company’s CODM. The Company defines the term CODM to be its Chief Executive Officer. As the Company has not yet commenced operations or generated revenue, its expenses include accounting fees which are general and administrative and organizational costs in nature. The Company’s CODM reviews the financial information presented on an entity-wide basis for purposes of allocating resources and evaluating financial performance, and currently considers net income (loss) as the primary metric of measure for assessing the performance of the Company. Accordingly, for the year ended December 31, 2024 and period ended December 31, 2023, the Company operated in a single segment.

The accompanying notes are an integral part of these financial statements.

F-9

FIGURE CERTIFICATE COMPANY

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2024 AND
PERIOD FROM INCEPTION TO DECEMBER 31, 2023

NOTE 6 — INCOME TAXES

The provision (benefit) for income taxes is presented within the provision for income tax line item in the statements of operations, and it consists of the following for the year ended December 31, 2024 and the period ended December 31, 2023 (in thousands):

	For the year ended December 31, 2024	For the period from inception (April 13, 2023) to December 31, 2023
Current:
Federal	$ -	$ -
State	-	-
Total current tax expense (benefit)	-	-
Deferred:
Federal	-	-
State	-	-
Total deferred income tax expense (benefit)	$ -	$ -

A reconciliation of the income taxes expected at the statutory federal income tax rate and income tax expense (benefit) for the year ended December 31, 2024 and the period ended December 31, 2023 is as follows (in thousands):

	For the year ended December 31, 2024	For the period from inception (April 13, 2023) to December 31, 2023
Tax at federal statutory rate	$ (121)	$ (7)
State tax, net of federal benefit	(51)	(3)
Change in valuation allowance	172	10
Total	$ -	$ --

The components of the Company’s deferred tax assets and liabilities as of December 31, 2024 and 2023 are as follows

	December 31, 2024	December 31, 2023
Deferred tax assets
Net operating losses	$ 182	$ 10
Total deferred tax assets	182	10
Deferred tax liabilities
Total deferred tax liabilities	-	-
Valuation allowance	(182)	(10)
Net deferred tax assets	$ -	$ -

The Company continues to establish a full valuation allowance against its net deferred tax assets. The change in valuation allowance during the year ended December 31, 2024 was an increase of $172 thousand. As of December 31, 2024, the valuation allowance was $182 thousand. The change in valuation allowance during the year ended December 31, 2023 was an increase of $10 thousand. As of December 31, 2023, the valuation allowance was $10 thousand. The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In making this assessment, management analyzes future taxable income, reversing temporary differences and ongoing tax planning strategies. Should a change in circumstances lead to a change in judgement about the realizability of deferred tax assets in future years, the

The accompanying notes are an integral part of these financial statements.

F-10

FIGURE CERTIFICATE COMPANY

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2024 AND
PERIOD FROM INCEPTION TO DECEMBER 31, 2023

Company will adjust related valuation allowances in the period that the change occurs, along with a corresponding increase or change to income.

For the year ended December 31, 2024, the Company has net operating losses for U.S. federal and state tax purposes of approximately $128 thousand and $54 thousand, respectively. Federal tax losses will carryforward indefinitely. For state purposes, such losses may be limited and begin to expire. All of our federal and state losses/credits may be subject to change in ownership limitations under the Internal Revenue Code Section 382/383, and similar state provisions. The Company recognizes a tax accrual from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition at the effective date to be recognized. As of December 31, 2024 and 2023, no uncertain tax positions have been accrued. All tax years are open and subject to examination for all federal and state jurisdictions.

NOTE 7 — EARNINGS PER SHARE

Basic and diluted net income (loss) per share is computed using the weighted-average number of outstanding shares of common stock during the year ended December 31, 2024 and period ended December 31, 2023. As the Company has reported losses for the year ended December 31, 2024 and period ended December 31, 2023, and since there are no shares outstanding or authorized for the Company that could be potentially dilutive as of December 31, 2024 and December 31, 2023, there is no difference between basic and dilutive shares outstanding.

The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share data) for the year ended December 31, 2024 and period ended December 31, 2023:

	For the year ended December 31, 2024	For the period from inception (April 13, 2023) to December 31, 2023
Numerator:
Net loss from operations	$ (574)	$ (31)
Denominator:
Weighted-average shares outstanding — basic and diluted	1,000	1,000
Net loss per share, basic and diluted	$ (574)	$ (31)

NOTE 8 - SUBSEQUENT EVENTS

The Company has evaluated events through the date of this filing and has determined that no material subsequent events occurred that would require recognition in the financial statements or disclosure in the notes thereto.

The accompanying notes are an integral part of these financial statements.

F-11

Legal Matters

The validity of the issuance of the Certificates offered hereby will be passed upon for Figure Certificate Company by Allen Overy Shearman Sterling US LLP, New York, New York.

Experts

The balance sheets of Figure Certificate Company as of December 31, 2024 and 2023, the related statements of operations and comprehensive loss, changes in stockholder’s equity, and cash flows for the year ended December 31, 2024 and period from inception (April 13, 2023) to December 31, 2023, appearing in this Prospectus and Registration Statement, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Available Information

This prospectus is part of a registration statement we file with the SEC. Additional information on FCC and Figure Certificates is available in the registration statement and other materials we file. You can obtain copies of these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to this prospectus, information incorporated by reference is available on the EDGAR Database on the SEC’s internet site at http://www.sec.gov.

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Quick telephone reference

888 851 4883	Figure Certificate Company Customer service

Figure Certificate Company

650 California Street, Suite 2700

San Francisco, CA 94108

Website address: www.ylds.com

Registration No. 333-275154

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item Number

Item 13. Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the Certificates until the effective date of this registration statement are borne by FCC’s indirect parent FMHI. Expenses in connection with the issuances and distribution of the Certificates on and after the effective date of this registration statement are to be borne by the registrant. There are currently no other expenses in connection with the issuance and distribution of the Certificates not already reflected in this registration statement other than gas fees. The estimated monthly gas fees are 0.05%-0.07% of net invested assets.

Item 14. Indemnification of Directors and Officers.

The By-Laws of Figure Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or was or is serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

Various agreements that Figure Certificate Company has entered or will enter into contain provisions for the indemnification of Figure Certificate Company’s officers and directors to the extent permitted by applicable law. These agreements have been filed as exhibits to this Registration Statement, and are hereby incorporated by reference into this Item 14 to the extent necessary.

Item 15. Recent Sales of Unregistered Securities.

The disclosure set forth under the heading “Ownership of FCC’s Voting Securities” in the Prospectus contained herein is hereby incorporated by reference in response to this Item 15. Figure Certificate Company issued the shares described therein in reliance upon the exemption set forth in Section 4(a)(2) of the Securities Act of 1933 for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

1(a)	Not Applicable

2	Not Applicable.

3(a)	Certificate of Incorporation of Figure Certificate Company, dated April 13, 2023, incorporated by reference to Amendment No. 4 to Form S-1 Registration Statement, filed on December 20, 2024, Accession No. 0000947871-24-001020.

3(b)	By-Laws of Figure Certificate Company, incorporated by reference to Amendment No. 4 to Form S-1 Registration Statement, filed on December 20, 2024, Accession No. 0000947871-24-001020.

4(i)	Description of Registrant’s Securities.

5	An opinion and consent of counsel as to the legality of the securities being registered.

6 through 9 None.

10(a)	Form of Investment Advisory Agreement between Figure Certificate Company and Figure Investment Advisors, LLC, incorporated by reference to Amendment No. 4 to Form S-1 Registration Statement, filed on December 20, 2024, Accession No. 0000947871-24-001020.

10(b)	Form of Administration and Fund Accounting Agreement between Figure Certificate Company and Figure Equity Solutions, Inc, incorporated by reference to Amendment No. 4 to Form S-1 Registration Statement, filed on December 20, 2024, Accession No. 0000947871-24-001020.

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10(c)	Form of Custodial Agreement between Figure Certificate Company and Custodian, incorporated by reference to Amendment No. 4 to Form S-1 Registration Statement, filed on December 20, 2024, Accession No. 0000947871-24-001020.

10(d)	Form of Transfer Agent Agreement between Figure Certificate Company and Figure Equity Solutions, Inc, incorporated by reference to Amendment No. 4 to Form S-1 Registration Statement, filed on December 20, 2024, Accession No. 0000947871-24-001020.

10(e)	Form of AML/KYC Service Provider Agreement between Figure Certificate Company and Figure Payments Corporation, incorporated by reference to Amendment No. 4 to Form S-1 Registration Statement, filed on December 20, 2024, Accession No. 0000947871-24-001020.

10(f)	Reserved.

10(g)	Form of Gas Fees Service Provider Agreement, between Figure Certificate Company and Provenance Blockchain Foundation, incorporated by reference to Amendment No. 1 to Form S-1 Registration Statement, filed on March 26, 2024, Accession No. 0001137439-24-000809.

10(h)	Form of Intercompany Reimbursement Agreement between Figure Markets Holdings, Inc. and Figure Certificate Company, incorporated by reference to Amendment No.2 to Form S-1 Registration Statement, filed on June 3, 2024, Accession No. 0000947871-24-000557.

11 through 13 None

14(a)	Joint Rule 17j-1 Code of Ethics for Figure Certificate Company and Figure Investment Advisors, LLC effective January 21, 2025.

15 through 22 None

23	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

24	Directors’ Power of Attorney, dated February 4, 2025.

25 through 27 None.

Item 17. Undertakings.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a

43

court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 18, 2025.

FIGURE CERTIFICATE COMPANY

By:	/s/ Michael S. Cagney

Michael S. Cagney Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on February 18, 2025.

Signature	Capacity

/s/ Michael S. Cagney	Chief Executive Officer and Director
Michael S. Cagney	(Principal Executive Officer)
/s/ June Ou	Corporate Secretary
June Ou	(Principal Corporate Secretary)
/s/ Daniel Grueter	Treasurer
Daniel Grueter	(Principal Financial and Accounting Officer)
/s/ Jason Rives	Chief Compliance Officer
Jason Rives	(Principal Compliance Officer)
/s/ Sara Wardell-Smith Sara Wardell-Smith*	Director
/s/ Kanwarpal Bindra Kanwarpal Bindra*	Director
/s/ Donald Putnam Donald Putnam*	Director

*    Signed pursuant to Directors’ Power of Attorney, dated February 4, 2025, filed electronically herewith as Exhibit 24(a).

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